Exhibit (b)

EXECUTION VERSION

USD 6,300,000,000

SYNDICATED DUAL-CURRENCY
TERM LOAN FACILITIES AGREEMENT

dated 25 March 2019

for

MERCK KGAA

arranged by

Bank of America Merrill Lynch International Designated Activity Company
BNP Paribas Fortis NV/SA
and
Deutsche Bank AG

with

Deutsche Bank Luxembourg S.A.

acting as Facility Agent

and

Others

Ref: NWD/ULS L-283607

Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
Interpretation
1.	Definitions and Interpretation	1
SECTION 2
The Facilities
2.	The Facilities	23
3.	Purpose	25
4.	Conditions of Utilisation	26
SECTION 3
UTILISATION
5.	Utilisation	30
6.	Optional Currency	31
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	33
8.	Prepayment and Cancellation	34
SECTION 5
COST OF UTILISATION
9.	Interest	42
10.	Interest Periods	45
11.	Changes to the Calculation of Interest	46
12.	Fees	47
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax Gross-Up and Indemnities	50
14.	Increased Costs	56
15.	Other Indemnities	58
16.	Mitigation by the Lenders	60
17.	Costs and Expenses	60
SECTION 7
GUARANTEE
18.	Guarantee	62
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	65
20.	Information undertakings	68
21.	General Undertakings	72
22.	Events of Default	78
SECTION 9
CHANGES TO PARTIES
23.	Changes to the Lenders	82
24.	Changes to the Obligors	87

(i)

SECTION 10
THE FINANCE PARTIES
25.	Role of the Facility Agent and the Mandated Lead Arrangers	89
26.	Conduct of Business by the Finance Parties	97
27.	Sharing among the Finance Parties	98
SECTION 11
ADMINISTRATION
28.	Payment Mechanics	100
29.	Set-Off	103
30.	Notices	103
31.	Calculations and Certificates	105
32.	Partial Invalidity and Unintentional Gaps	106
33.	Remedies and Waivers	106
34.	Amendments and Waivers	106
35.	Confidential Information	111
36.	Confidentiality of Funding Rates and Reference Bank Quotations	114
SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	Governing Law	117
38.	Enforcement	117

Signatures

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 25 March 2019 and made between:

(1)	MERCK KGAA, Darmstadt, a partnership limited by shares (Kommanditgesellschaft auf Aktien) incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) Darmstadt under the number HR B 6164 and having its corporate seat at Frankfurter Straße 250, D-64293 Darmstadt, Germany (the "Company" or the "Guarantor");

(2)	MERCK FINANCIAL SERVICES GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) Darmstadt under the number HR B 86146 and having its corporate seat at Frankfurter Straße 250, D-64293 Darmstadt, Germany ("Merck Financial Services") (the Company and Merck Financial Services each a "Borrower" and together the "Borrowers");

(3)	BANK OF AMERICA, N.A., LONDON BRANCH, BNP PARIBAS FORTIS NV/SA and DEUTSCHE BANK AG FILIALE LUXEMBURG as underwriters (the "Underwriters"), BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY, BNP PARIBAS FORTIS NV/SA and DEUTSCHE BANK AG as mandated lead arrangers and bookrunners (the "Mandated Lead Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as facility agent (the "Facility Agent").

IT IS AGREED as follows:

SECTION 1

Interpretation

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of Baa1 or higher by Moody's and/or BBB+ or higher by Standard and Poor’s.

"Acquisition" means the Company directly or through BidCo or any one or more wholly owned Subsidiaries of the Company becoming (including, for the avoidance of doubt, through Market Purchases) the owner of:

(a)	more than 50% (calculated on a fully-diluted basis) of the outstanding shares of common stock of Target pursuant to the Tender Offer;

(b)	100 per cent. of the shares of common stock of Target (or of a wholly owned Subsidiary of the Company into which Target has merged) pursuant to a Merger Agreement; and/or

(c)	following closing of the Tender Offer, 100 per cent. of the shares of common stock of Target (or of a wholly owned Subsidiary of the Company into which Target has merged) pursuant to a Merger.

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"Adjustment Event" has the meaning given to it in Clause 9.3 (Margin adjustment).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agency Fee Letter" means the letter dated on or about the date of this Agreement between the Facility Agent and the Company setting out the fees referred to in Clause 12.4 (Agency fee).

"Agent's Spot Rate of Exchange" means:

(a)	the Facility Agent's spot rate of exchange; or

(b)	(if the Facility Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Facility Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11:00 a.m. on a particular day.

"Ancillary Payments" means any payment by any member of the Target Group (or any other member of the Group on behalf of any member of the Target Group) in connection with:

(a)	any cash settlement or redemption of any vested or unvested equity awards, including stock options, stock appreciation rights, restricted stock awards, stock units (including phantom stock units, restricted stock units and performance based stock units), deferred stock grants or similar awards outstanding before the consummation of, or resulting from, relating to or otherwise in connection with, the Acquisition;

(b)	cash awards, bonuses, retention payments, severance payments, gross-up payments or any other similar payments to directors, officers and other employees or consultants of any member of the Target Group resulting from, relating to or otherwise triggered in connection with the Acquisition; and

(c)	the financing of any payments to shareholders of Target in connection with any Merger or other purchase of shares of capital stock of Target after consummation of the Tender Offer, including during a subsequent offering period.

"Appraisal Payments" means any payment after consummation of the Acquisition by Target to its shareholders that have exercised appraisal rights under applicable law in connection with the Acquisition, including, without limitation, in connection with a settlement relating to any such actual or threatened exercise of appraisal rights or in connection with a judgment in, or a settlement of, an appraisal proceeding relating to the Acquisition.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of:

(a)	if a Merger Agreement has been executed by all parties thereto, the effective date of termination, if any, of such Merger Agreement prior to the date the Acquisition is consummated;

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(b)	the date on which the Company and/or any of its Subsidiaries publicly announces that (i) the Tender Offer has been withdrawn or otherwise terminated and (ii) it does not intend to continue to pursue the Acquisition, whether through a Tender Offer, a Merger Agreement or any other means; and

(c)	the date established pursuant to paragraphs (i) and (ii) below that is applicable:

(i)	if a Merger Agreement has been executed by all parties thereto on or prior to the end of the day on the date that is nine (9) months after the date of this Agreement (local time at the corporate seat of Target), the earlier of the outside date for the closing of the Acquisition (as such date may be extended in accordance with such Merger Agreement) set out in the Merger Agreement and the date falling twenty-four (24) Months after the date of this Agreement; and

(ii)	if paragraph (i) above does not apply, the date falling twenty-four (24) Months after the date of this Agreement.

"Available Commitment" means, in relation to a Facility a Lender's Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Available Net Proceeds" means, in relation to any Relevant Event:

(a)	such part of the Net Proceeds as a Borrower has effectively received; or

(b)	such part of the Net Proceeds as the Borrower would have received pursuant to paragraph (b) Clause 8.3 (Mandatory prepayment and cancellation of Facility A from Relevant Events) from any other member of the Group if any Facility A Loan was outstanding at the time of effective receipt of the relevant Net Proceeds by that member of the Group.

"Base Currency" means United States Dollars.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency) or prepayment, consolidation or division of the Loan.

"BidCo" means any wholly owned Subsidiary of the Company.

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"Break Costs" means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	Frankfurt am Main, London and Luxembourg and:

(b)	in relation to any date for the payment or purchases of:

(i)	USD or any other currency (other than euro), the principal financial centre of the country of that currency; or

(ii)	euro, any TARGET Day.

"Certain Funds Period" means the period commencing on the date of this Agreement and ending on:

(a)	(other than where paragraph (b) below applies) the last day of the Availability Period (including) applicable to the relevant Facility; and

(b)	in relation to a Loan re-advanced for the purpose of Clause 6.2 (Change of currency), the date falling one Month prior to the Final Maturity Date applicable to that Loan.

"Certain Funds Utilisation" means a Loan made or to be made during the Certain Funds Period (including a Loan re-advanced for the purpose of Clause 6.2 (Change of currency)).

"Civil Code" means Bürgerliches Gesetzbuch (BGB).

"Clean-up Date" means the date falling 180 days after the date on which Target has become a Subsidiary of the Company.

"Clean-up Default" means each and any Event of Default referred to in Clauses 22.2 (Other obligations) (but only insofar as it relates to a Clean-up Undertaking), 22.3 (Misrepresentation) and 22.4 (Cross Default) and any event or circumstance specified in any of those Clauses which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, all as provided for in this Agreement) be an Event of Default.

"Clean-up Undertaking" means each and any of the undertakings specified in Clauses 21.3 (Negative pledge) and 21.5 (Disposals).

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"Code" means the US Internal Revenue Code of 1986.

"Commitment" means a Facility A Commitment or a Facility B Commitment.

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Target, the Target Group, the Acquisition, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate and any Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form set out in Schedule 11 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, all as provided for in this Agreement) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

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(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	with respect to which an Insolvency Event has occurred and is continuing; or

(d)	an Affiliate of which is a Defaulting Lender, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error;

(B)	or a Disruption Event;

and payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"E. Merck" means E. Merck KG, a limited partnership (Kommanditgesellschaft) established under the laws of the Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under HR A 3614.

"Environmental Law" means all laws, regulations and administrative acts of any relevant jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	provide remedies or compensation for harm or damage to the environment; or

(c)	relate to Hazardous Substances or health and safety matters.

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"Environmental Licence" means any Authorisation required at any time under Environmental Law.

"EURIBOR" means, in relation to any Loan in the Optional Currency:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, the rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Excess Proceeds" has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation of Facility A from Relevant Events).

"Existing Facility" means the euro 2,000,000,000 syndicated multicurrency revolving credit facility agreement dated 20 June 2018 between the Company and Merck Financial Services as original borrowers, the Company as guarantor and certain banks and financial institutions as mandated lead arrangers, original lenders, facility agent and swingline agent.

"Existing Lenders" has the meaning given to that term in Clause 23.1 (Assignments and transfers by the Lenders).

"Extension Notice" means a notice in relation to an extension of the Facility A Final Maturity Date in respect of outstanding Facility A Loans pursuant to Clause 7.2 (Extension Option), substantially in the form of Schedule 7 (Form of Extension Notice).

"Extension Options" means the option of the Company to extend the Facility A Final Maturity Date in respect of outstanding Facility A Loans pursuant to Clause 7.2 (Extension Option).

"Facility" means Facility A or Facility B.

"Facility A" means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility A).

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Extended Final Maturity Date" means the date falling six (6) Months after the date of the Facility A Original Final Maturity Date.

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"Facility A Final Maturity Date" means:

(a)	the Facility A Original Final Maturity Date (subject to paragraph (b) and paragraph (c) below);

(b)	if the maturity date of Facility A is extended pursuant to paragraph (a) of Clause 7.2 (Extension Option) the Facility A Extended Final Maturity Date (subject to paragraph (c) below); or

(c)	if the maturity date of Facility A is extended pursuant to paragraph (b) of Clause 7.2 (Extension Option) the date falling six (6) Months after the Facility A Extended Final Maturity Date.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Original Final Maturity Date" means the date falling twelve Months after the earlier of:

(a)	the date falling nine (9) months after the date of this Agreement; and

(b)	the first Utilisation Date.

"Facility B" means the term loan facility made available under this Agreement as described in Clause 2.2 (Facility B).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	Sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

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(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the government of the US or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments under a Finance Document free from any FATCA Deduction.

"Fee Letter" means the Syndication and Fees Letter and any letter or letters dated on or about the date of this Agreement between, as the case may be, the Facility Agent and/or any Mandated Lead Arranger and the Company setting out any of the fees payable in connection with the transactions contemplated by the Finance Documents.

"Final Maturity Date" means:

(a)	in respect of Facility A, the Facility A Final Maturity Date; and

(b)	in respect of Facility B, the date falling three (3) years after the earlier of:

(i)	the date falling nine (9) months after the date of this Agreement; and

(ii)	the first Utilisation Date.

"Finance Document" means this Agreement, any Fee Letter, any Resignation Letter, any Extension Notice and any other document designated as such by the Facility Agent and the Company.

"Finance Party" means the Facility Agent, a Mandated Lead Arranger, an Underwriter or a Lender.

"Financial Indebtedness" means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any finance bills (Finanzierungswechsel);

(c)	any bond, note, debenture or similar instrument;

(d)	the amount of any liability in respect of any lease which has to be shown as a balance sheet liability in accordance with IFRS as applicable from time to time;

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(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from any fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account;

(g)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(h)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs (a) to (g).

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

"GAAP" means generally accepted accounting principles, standards and practices; with regard to the consolidated financial statements of the Company, GAAP means IFRS; and with regard to the unconsolidated financial statements of the Company and Merck Financial Services, GAAP means the national GAAP of Germany.

"Group" means the Company and its Subsidiaries from time to time.

"Hazardous Substance" means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may reasonably be expected to be harmful to human health or other life or the environment or that may reasonably be expected to make the use or ownership of any affected land or property more costly.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAS" means International Accounting Standards as published by the International Accounting Standards Board.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it otherwise rescinds or repudiates a Finance Document or has expressly declared its intention to rescind or repudiate a Finance Document;

(c)	(if it is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to it, unless, in the case of paragraph (a) above:

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(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event;

and payment is made within five (5) Business Days of its due date; or

(ii)	it is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in paragraph (a) of Clause 2.3 (Increase).

"Increased Costs" has the meaning given to that term in Clause 14.1 (Increased Costs).

"Information Package" means the package of information in the form approved by the Company concerning the Group, the Target Group and the Acquisition which, at the Company's request and on its behalf, will be prepared in relation to this transaction and will be distributed by the Mandated Lead Arrangers to selected financial institutions after the date of this Agreement.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	makes a notification according to section 46b of the German Banking Act;

(e)	has instituted against it measures according to section 46 para. 1, sent. 2, no. 2, 2nd alt., no. 4, no. 5 or no. 6 or section 46g of the German Banking Act (provided that in each case these measures affect the Finance Party’s ability to perform its obligations under the Finance Documents) or section 77 of the German Banking Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz);

(f)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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(g)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (f) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(h)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(i)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (f) above);

(j)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(k)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(l)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (k) above; or

(m)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means:

(a)	in relation to each Loan, each period determined in accordance with Clause 10 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period for that Loan; and

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(b)	the most recent Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which has become a Party in accordance with Clause 2.3 (Increase) or 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"Loan" means a Facility A Loan or a Facility B Loan.

"London Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

"Long-Term Credit Rating" means the credit rating or ratings (as the case may be) solicited by the Company and assigned from time to time by any Rating Agency to the long term senior unsecured debt of the Company.

"Major Default" has the meaning given to that term in paragraph (c) of Clause 4.4 (Certain Funds Period).

"Major Obligation" has the meaning given to that term in paragraph (c) of Clause 4.4 (Certain Funds Period).

"Major Representation" has the meaning given to that term in paragraph (c) of Clause 4.4 (Certain Funds Period).

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

"Majority Underwriters" means two out of three Underwriters.

"Margin" means the rate per annum determined in accordance with Clause 9.3 (Margin adjustment).

"Market Purchases" means each and any acquisition by the Company, including through BidCo or any one or more wholly owned Subsidiaries of the Company, of shares of common stock of Target on the market (whether on or off the stock exchange and whether prior to, on or after the date of this Agreement).

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"Material Adverse Effect" means a material adverse effect on or material adverse change in the financial condition, assets or business of the Company (consolidated or unconsolidated) or the Group taken as a whole which has or is reasonably likely to have an adverse effect on the ability of the Company to perform its payment obligations under any Finance Document.

"Material Subsidiary" means, at any time, a Subsidiary of the Company:

(a)	whose turnover exceeds 3 per cent. or, for the purpose of paragraph (D) of the definition of "Major Default" set forth in paragraph (c) of Clause 4.4 (Certain Funds Period) only, 5 per cent. of the consolidated turnover of the Group as determined from the most recent consolidated financial statements of the Company and the most recent unconsolidated financial statements of such Subsidiary converted into euro pursuant to IAS 21; or

(b)	whose total assets exceed 3 per cent. or, for the purpose of paragraph (D) of the definition of "Major Default" set forth in paragraph (c) of Clause 4.4 (Certain Funds Period) only, 5 per cent. of the consolidated total assets (less reserves for depreciation, amortisation and doubtful receivables) of the Group as determined from the most recent consolidated financial statements of the Company and the most recent unconsolidated financial statements of such Subsidiary converted into euro pursuant to IAS 21, provided that, during the Transition Period only and not in respect of Clause 22.6 (Insolvency) and Clause 22.7 (Winding-up), the results of the Target Group will be excluded from the determination of the consolidated turnover and consolidated total assets of the Group.

"Merger" means a merger of the Target with or into any wholly owned Subsidiary or Subsidiaries of the Company, with the surviving company of that merger surviving the merger as a wholly owned Subsidiary of the Company.

"Merger Agreement" means an agreement to be entered into between the Company and/or any wholly owned Subsidiary or Subsidiaries of the Company, on the one hand, and the Target, on the other hand, providing for a Merger (whether as a "one step" merger or, following a Tender Offer only, as a "two step" merger).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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The above rules will only apply to the last Month of any period.

"Moody's" means Moody's Investors Service Inc.

"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).

"Net Proceeds" means the aggregate cash proceeds received by any member of the Group in relation to any Relevant Event, less the aggregate of all Taxes, non-recurring fees, commission, costs and expenses in each case reasonably and properly incurred by continuing members of the Group in connection with, or reasonably expected to result from, any such Relevant Event.

"Obligor" means a Borrower or the Guarantor.

"Optional Currency" means euro.

"Original Financial Statements" means:

(a)	the audited consolidated financial statements of the Company for the financial year ended 31 December 2018;

(b)	the audited unconsolidated financial statements of the Company for the financial year ended 31 December 2018; and

(c)	the audited unconsolidated financial statements of Merck Financial Services for the financial year ended 31 December 2017.

"Participating Member State" means any member state of the European Union that has and continues to have introduced the single currency as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

"Party" means a party to this Agreement and includes persons becoming party to this Agreement pursuant to Clause 2.3 (Increase), Clause 23 (Changes to the Lenders) or in any other way permitted under this Agreement.

"Qualifying Lender" has the meaning given to it in Clause 13.1 (Tax Definitions).

"Quotation Day" means in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is USD) two London Business Days before the first day of that period; or

(b)	(if the currency is the Optional Currency) two TARGET Days before the first day of that period, or, if later, the date the Facility Agent receives the relevant Utilisation Request, and in each case unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Rating Agency" means any of Moody's, Standard and Poor’s and Scope.

"Receipt Notice" means a notice substantially in the form of Schedule 5 (Form of Receipt Notice).

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"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.

"Reference Bank Rate" means:

(a)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(i)	in relation to EURIBOR:

(A)	(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(B)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(ii)	in relation to LIBOR as either:

(A)	if:

(1)	the Reference Bank is a contributor to the applicable Screen Rate; and

(2)	it consists of a single figure, the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(B)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.

"Reference Banks" means such entities as may be appointed by the Facility Agent in consultation with the Company and have confirmed their willingness to act as Reference Bank.

"Register" has the meaning assigned to such term in Clause 23.8 (The Register).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Event" has the meaning given to that term in Clause 8.3 (Mandatory prepayment and cancellation of Facility A from Relevant Events).

"Relevant Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

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"Repeating Representations" means each of the representations set out in Clauses 19.1 (Status) to 19.5 (Authorisations obtained), Clause 19.9 (No Default) and Clauses 19.12 (Pari passu ranking) to 19.14 (Licenses).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

"Scope" means Scope Ratings GmbH.

"Screen Rate" means:

(a)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

"Security" means (i) a mortgage, charge, pledge, lien or other in rem security interest (dingliche Sicherheit) securing any obligation of any person or (ii) any other agreement or arrangement (other than any leasing agreement or arrangement) having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Forms of Request and Selection Notice) given in accordance with Clause 10.1 (Selection of Interest Periods).

"Specified Time" means a time determined in accordance with Schedule 9 (Timetable).

“Standard and Poor’s" means Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

"Stock Corporation Act" means the German Aktiengesetz.

"Subsidiary" means, at any time in relation to a person, an entity:

(a)	of which such person has direct or indirect control; or

(b)	more than 50 per cent. of the voting capital or similar right of ownership in which is owned directly or indirectly by such person, provided that:

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(i)	for all purposes of the Finance Documents other than Clause 22.6 (Insolvency) and Clause 22.7 (Winding-up) of this Agreement, Target and its Subsidiaries shall constitute a "Subsidiary" of the Company and/or of any entity which is a "Subsidiary of the Company" no earlier than from the date on which Target is directly or indirectly wholly owned by the Company only; and

(ii)	for purposes of Clause 22.6 (Insolvency) and Clause 22.7 (Winding-up) of this Agreement (including any defined terms referred to therein), Target and its Subsidiaries shall constitute a "Subsidiary" of the Company and/or of any entity which is a "Subsidiary of the Company" no earlier than from the date on which the Company directly or indirectly owns more than 50% (on a fully diluted basis) of the shares of common stock of the Target.

For these purposes, "control" means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise, provided that for the purposes of ascertaining whether an entity is a Subsidiary of the Company, an entity shall not be treated as being controlled directly or indirectly by the Company if:

(i)	the Company may only direct the management and the policies of such entity directly or indirectly jointly with another person which is not a member of the Group; and

(ii)	such entity would not be fully consolidated in the consolidated financial statements of the Company in accordance with IFRS if at the relevant point in time such consolidated financial statements were to be drawn up.

"Syndication and Fees Letter" means the letter dated as of the date of this Agreement between, inter alia, the Mandated Lead Arrangers, the Company and the Borrower setting out certain of the fees referred to in Clause 12 (Fees) and certain terms and conditions in relation to the arrangement and management by the Mandated Lead Arrangers of the primary syndication of the Facilities.

"Syndication Date" means the date on which the Mandated Lead Arrangers notify the Company that a successful primary syndication has occurred and the relevant Lenders have become Parties.

"Target" means Versum Materials, Inc..

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Facilities” means the facilities made available under the credit agreement dated 30 September 2016 between Target as borrower, Citibank, N.A. as administrative agent and collateral agent and the other parties thereto.

"Target Group" means Target and its Subsidiaries from time to time.

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"Target Notes" means the 5.5 per cent. senior notes due 2024 issued by the Target, and the related indenture.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to that term in Clause 13.1 (Tax Definitions).

"Tender Offer" means a tender offer made by the Company, BidCo or any one or more wholly owned Subsidiaries of the Company to purchase all of the outstanding shares of common stock of the Target and described in the Tender Offer Document, which may be followed by a Merger.

"Tender Offer Document" means the offer to purchase filed as an exhibit to a Schedule TO to be filed with the US Securities and Exchange Commission by the Company and/or any of its Subsidiaries in connection with the Tender Offer.

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being USD 6,300,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments of all the Lenders, being USD 4,020,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments of all the Lenders, being USD 2,280,000,000 at the date of this Agreement.

"Transaction Costs" means all fees, costs and expenses incurred by any member of the Group in connection with or for the purposes of the Acquisition, including the financing of the Acquisition and the financing of any termination fee or other amounts arising pursuant to, or in connection with, the termination of the Agreement and Plan of Merger between Target and Entegris, Inc. dated as of 27 January 2019, that was filed with the US Securities and Exchange Commission as Exhibit 2.1 to Entegris Inc.’s Current Report on Form 8-K on January 29, 2019.

"Transaction Documents" means the Finance Documents, any Merger Agreement (if applicable) and any Tender Offer Document (if applicable), in each case as they may be amended from time to time.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Transition Period" means the period starting on the date on which the Company directly or indirectly owns more than 50% (on a fully diluted basis) of the shares of common stock of the Target and ending on the date the Target becomes a Subsidiary of the Company for all purposes of this Agreement other than Clause 22.6 (Insolvency) and Clause 22.7 (Winding-up).

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"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor, some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Forms of Request and Selection Notice).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Facility Agent", any "Mandated Lead Arranger", any "Finance Party", any "Underwriter", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligation under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"consummation of the Acquisition" shall be construed to occur upon the Target becoming a wholly owned Subsidiary of the Company and "the Acquisition being consummated" or similar wording shall be construed accordingly;

(iv)	the "date of this Agreement" or the "date hereof" is a reference to the date stated at the beginning of this Agreement or, if later, the date this Agreement is entered into;

(v)	"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(vi)	"disposal" means a sale, transfer, lease or other disposal, whether voluntary or involuntary, and "dispose" shall be construed accordingly;

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(vii)	"gross negligence" means grobe Fahrlässigkeit and "wilful misconduct" means Vorsatz;

(viii)	a "group of Lenders" includes all the Lenders;

(ix)	a document being "in the agreed form" or "in the approved form" means in relation to a document that it is substantially in the form initialled for identification purposes by the Facility Agent and the Company;

(x)	"indebtedness" includes any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	"know your customer checks" is a reference to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xii)	a "person" includes any natural person (natürliche Person), legal person (juristische Person) organised under private or public law and any partnership or other association of joint ownership (Gesamthandgemeinschaft);

(xiii)	"promptly" is to be construed as unverzüglich (without undue delay), as contemplated in the first paragraph of section 121 of the Civil Code;

(xiv)	a "regulation" includes any regulation, rule, official directive, request, guideline or guidance (whether or not having the force of law but, if not, where compliance is customary) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)	a "Transaction Document" or any other agreement, instrument or document is a reference to that Transaction Document or other agreement, instrument or document as amended, novated, supplemented, extended, restated, otherwise modified or waived;

(xvi)	a provision of law is a reference to that provision as amended, re-enacted or as otherwise replaced; and

(xvii)	a time of day is a reference to Luxembourg time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	A Default (including an Event of Default) is "continuing" if it has not been remedied or waived.

(e)	Words importing the plural include the singular and vice versa.

(f)	Unless a contrary indication appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

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(ii)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	a reference to a "week" is a reference to a period starting on one day in any calendar week and ending on the corresponding day in the next calendar week, provided that if such corresponding day in the next calendar week is not a Business Day, the period will end on the next Business Day in that month (if there is one) or (except with respect to any Interest Period for a Loan denominated in the Base Currency and only for the period which is three (3) Months from the first Utilisation Date and provided further that this exception shall not be taken into account when determining LIBOR for that Loan) the preceding Business Day (if there is not).

(g)	Nothing in this Agreement shall be construed so as to exclude the liability of any person for its own wilful misconduct (Vorsatz).

1.3	Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States and "$", "USD" and "United States Dollars" denote the lawful currency of the US.

1.4	Language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

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SECTION 2

The Facilities

2.	The Facilities

2.1	Facility A

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dual currency term loan facility in an aggregate amount equal to the Total Facility A Commitments.

2.2	Facility B

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dual currency term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.3	Increase
(a)	The Company may by giving prior notice to the Facility Agent after the effective date of a cancellation of:

(i)	the Commitments of a Lender in accordance with:

(A)	Clause 8.1 (Illegality); or

(B)	paragraph (a) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), or

(ii)	the Available Commitments of a Defaulting Lender in accordance with paragraph (a) of Clause 8.9 (Right of cancellation in relation to a Defaulting Lender), request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender which is not a Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

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(vi)	any Increase Lender shall grant the same powers of attorney to the Facility Agent as it would have granted had the Increase Lender been an Original Lender;

(vii)	the Commitments of the other Lenders and, if the Increase Lender is already a Lender, its existing Commitments, shall continue in full force and effect; and

(viii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective:

(i)	on the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	if in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Facility Agent is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Facility Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company shall, promptly on demand, pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) if the increase was a transfer pursuant to Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) and if the Increase Lender was a New Lender.

(f)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)	Clause 23.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

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(iii)	a "re-assignment and re-transfer by assumption of contract (Vertragsübernahme)" and "re-assignment" were references to respectively an "assignment and transfer by assumption of contract (Vertragsübernahme)" and "assignment".

2.4	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor shall, except as otherwise set out in this Agreement or any other Finance Document, be a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung).

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose
(a)	Each Borrower shall apply all amounts borrowed by it under a Facility in and towards the financing of any amounts payable or financing requirements arising pursuant to, or in connection with, the Acquisition, including:

(i)	the financing of the purchase price for the Acquisition (including, for the avoidance of doubt, the purchase price for any Market Purchases), it being understood that at any time funds are borrowed under this paragraph (i), funds may also be borrowed with respect to shares of capital stock of Target that are subject to appraisal rights demanded by any shareholder of Target pursuant to applicable law in an amount equal to the consideration that would have been paid with respect to such shares of capital stock of Target in connection with the Acquisition, had such appraisal rights not been demanded, and the funds so borrowed with respect to shares in Target that are subject to such appraisal rights may be used or held for use by a Borrower or any member of the Group for any other lawful purpose;

(ii)	the financing of any Appraisal Payments;

(iii)	the financing of any Ancillary Payments;

(iv)	the refinancing, repayment, prepayment, defeasance, discharge, purchase, redemption or repurchase by any Borrower or any Subsidiary of any Borrower or any member of the Target Group (to whom any Borrower may for such purpose directly or indirectly on-lend or otherwise (including by way of one or several equity contributions, repayments of intra-Group loans and/or other settlements of intra-Group balances) pass on amounts borrowed under the Facilities) of Financial Indebtedness or other indebtedness incurred by any member of the Target Group, including any Financial Indebtedness or other indebtedness under:

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(i)	the Target Notes (including any amounts payable upon discharge, defeasance, redemption, purchase or repurchase of the Target Notes);

(ii)	the Target Facilities (including any amounts payable upon (p)repayment of the Target Facilities); and/or

(iii)	any instrument entered into or issued for the purposes of refinancing the Target Notes or the Target Facilities or financing amounts payable upon discharge, defeasance, redemption, purchase or repurchase of Target Notes and/or upon (p)repayment of the Target Facilities; and/or

(v)	the payment of Transaction Costs, provided that, each Borrower may:

(A)	for any such purposes on-lend or otherwise (including by way of one or several equity contributions, repayments of intra-Group loans and/or other settlements of intra-Group balances) pass on amounts borrowed by it under a Facility to any Subsidiary of the Company and any member of the Target Group; and

(B)	finance from other sources any such purposes, or provide any Subsidiary of the Company or any member of the Target Group with funds from other sources for the financing of any such purposes, and, in each case, refinance such amounts by borrowing under this Agreement.

(b)	A Borrower may separately convert any proceeds raised under this Agreement into any other currency prior to directly or indirectly on-lending or otherwise utilising them.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent
(a)	No Borrower may deliver a Utilisation Request unless the Facility Agent has received (or acting on the instructions of the Majority Lenders waived delivery of) the documents and other evidence listed in Schedule 2 (Conditions Precedent) either in the agreed form or in form and substance satisfactory to the Facility Agent (acting reasonably and taking into account the provisos set forth in items 4.1(a) and 4.2(a) (Acquisition related documents and evidence) and item 5(a) (Other documents and evidence) of Schedule 2 (Conditions Precedent)) provided that the condition precedent set out in item 4.1 (b) (Acquisition related documents and evidence) of Schedule 2 (Conditions Precedent), if not in agreed form, needs to be in form and substance satisfactory to the Facility Agent (acting upon instructions of the Majority Underwriters (acting reasonably)). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied. Upon request of the Company, the Facility Agent shall promptly issue partial or full, if applicable, conditions precedent satisfaction confirmations.

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(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
(a)	Subject to Clause 4.4 (Certain Funds Period) and Clause 4.5 (Clean-up), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in respect of a proposed Loan if, on the date of the Utilisation Request for such proposed Loan and on the proposed Utilisation Date of such proposed Loan:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor pursuant to Clause 19.15 (Repetition) are true and correct in all material respects.

(b)	The Lenders will only be obliged to comply with Clause 6.2 (Change of currency) in respect of a Loan if, on the first day of the relevant Interest Period in respect of such Loan, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor pursuant to Clause 19.15 (Repetition) are true in all material respects.

4.3	Maximum number of Loans
(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than fifteen Loans would be outstanding in aggregate.

(b)	A Borrower may not request that a Loan be divided if, as a result of the proposed division, more than fifteen Loans would be outstanding in aggregate.

4.4	Certain Funds Period
(a)	Subject to Clause 4.1 (Initial conditions precedent) during the Certain Funds Period the Lenders are obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation, unless:

(i)	on the date of the relevant Utilisation Request and/or on the proposed Utilisation Date a Major Default is continuing or would result from the proposed Certain Funds Utilisation;

(ii)	on the date of the relevant Utilisation Request and/or on the proposed Utilisation Date any Major Representation is not true in all material respects or would not be true in all material respects immediately after such Certain Funds Utilisation is made;

(iii)	with respect to any particular Lender, at any time it has become unlawful for such Lender to perform any of its obligations as contemplated by this Agreement or to fund, or maintain its participation in, any Loan; or

(i)	a change of control referred to in Clause 8.2 (Change of control) has occurred.

(b)	During the Certain Funds Period and subject as provided in paragraph (a) above, none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

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(ii)	rescind, terminate or cancel this Agreement or a Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in, or prevent or limit, the making of a Certain Funds Utilisation (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation)) which in the case of paragraph (a)(iii) above of this Clause 4.4, shall be limited to the particular Lender(s) impacted thereby); or

(iv)	cancel, accelerate or cause repayment or prepayment of, or set off any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that the above shall be without prejudice to the operation of Clause 8.3 (Mandatory prepayment and cancellation of Facility A from Relevant Events) and, subject to Clause 4.5 (Clean-up), immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)	For the purposes of this Clause 4.4:

(i)	"Major Default" means any of the following Events of Default:

(A)	Clause 22.1 (Non-payment);

(B)	Clause 22.2 (Other obligations), but only insofar as relating to a Major Obligation;

(C)	Clause 22.3 (Misrepresentation), but only insofar as relating to a Major Representation;

(D)	Clause 22.6 (Insolvency) and/or Clause 22.7 (Winding-up), but only insofar as relating to an Obligor or any of Sigma-Aldrich Corporation (USA), EMD Millipore Corporation (USA) and Merck Serono SA (Switzerland);

(E)	Clause 22.11 (Unlawfulness); and

(F)	Clause 22.12 (Repudiation).

(ii)	"Major Obligation" means any of the following undertakings:

(A)	Clause 21.3 (Negative pledge);

(B)	Clause 21.5 (Disposals);

(C)	Clause 21.6 (Merger/de-merger); and

(D)	Clause 21.7 (Change of business).

(iii)	"Major Representation" means any of the following representations and warranties:

(A)	Clause 19.1 (a) (Status);

(B)	Clause 19.2 (Binding obligations);

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(C)	paragraphs (a) and (b) of Clause 19.3 (Non-conflict with other obligations) (in relation to paragraph (a) of Clause 19.3 (Non-conflict with other obligations) however restricted to laws or regulations of the European Union, Germany, the US (or any State thereof) and any other jurisdiction in which any Subsidiary of the Company which is a party to a Transaction Document is incorporated or established);

(D)	Clause 19.4 (Power and authority); and

(E)	Clause 19.5 (Authorisations obtained).

4.5	Clean-up
(a)	Notwithstanding any other term of this Agreement but subject to paragraph (b) below:

(i)	any breach of a representation or warranty provided for in Clause 19 (Representations) or of a Clean-up Undertaking; or

(ii)	any Default constituting a Clean-up Default, will not constitute a breach of representation or warranty, a breach of covenant or a Default (as the case may be) if:

(A)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or a Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(B)	the circumstances giving rise to it have not been procured or approved (other than by entering into a Merger Agreement (if any), making the Tender Offer, acquiring shares of capital stock in the Target or consummating the Acquisition) by any member of the Group (other than a member of the Target Group);

(C)	it does not have a Material Adverse Effect;

(D)	it has been notified to the Facility Agent by the Company promptly upon its becoming aware thereof; and

(E)	(where capable of remedy) the Company after having become aware of such breach or Default has had or is having such commercially and legally reasonable steps (wirtschaftlich und rechtlich zumutbare Schritte) taken in respect of and to remedy it as are open to any member of the Group.

(b)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Default (as the case may be) notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time, provided that any Utilisation Request to be made on the initial Utilisation Date may be delivered to the Facility Agent no later than 09:00 a.m. on the second Business Day before the relevant Utilisation Date.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower and the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(v)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Multiple Loans may be requested in any Utilisation Request relating to a Utilisation to be made on the initial Utilisation date. Only one Loan may be requested in any other Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum amount of USD 25,000,000;

(ii)	if the currency selected is the Optional Currency, a minimum amount of EUR 20,000,000;

(iii)	in relation to Utilisations to be made for the purposes of funding Ancillary Payments, the refinancing, repayment, prepayment, discharge, defeasance, purchasing or repurchasing of Financial Indebtedness or other indebtedness incurred by any member of the Target Group referred to in paragraph (a)(iv) of Clause 3.1 (Purpose) or Transaction Costs, such other minimum USD or, as applicable, euro amounts as may be agreed by the Facility Agent; or

(iv)	in each case, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

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5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan in each case by the Specified Time.

6.	Optional Currency

6.1	Selection of currency
(a)	A Borrower shall select the currency of a Loan:

(i)	in the Utilisation Request for that Loan; or

(ii)	(in relation to a Loan that has already been made and that is denominated in the Base Currency) in a Selection Notice, provided that:

(i)	a Borrower must not request a change of currency in respect of a Loan later than six Months after the first Utilisation Date; and

(ii)	the new currency must be the Optional Currency.

(b)	If a Borrower fails to issue a Selection Notice in respect of a Loan, the Loan will remain denominated for its next Interest Period in the same currency as that in which it is denominated, pursuant to paragraph (a) above, for its current Interest Period.

(c)	If a Borrower issues a Selection Notice requesting a change of currency for any Loan and the first day of the requested Interest Period is not a Business Day for the new currency, the Facility Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Change of currency
(a)	If a Loan is denominated in the Base Currency during an Interest Period and shall be denominated in the Optional Currency during the next Interest Periods:

(i)	the amount of the Loan in the Optional Currency will be calculated by the Facility Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent's Spot Rate of Exchange at the Specified Time;

(ii)	(unless the Borrower notifies the Facility Agent otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the Base Currency; and

(iii)	(subject to Clause 4.4 (Certain Funds Period)) the Lenders shall re-advance the Loan in the Optional Currency in accordance with Clause 6.3 (Agent's calculations), provided that if as a result of a day not being a Business Day for payment in the relevant currency the payments under paragraphs (ii) and (iii) above would not be due to be made on the same day, both payments shall be due on the next day which is a Business Day for payments in both the Base Currency and the Optional Currency.

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(b)	If the Borrower notifies the Facility Agent in the relevant Selection Notice to that effect, the Facility Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iii) above (or so much of that amount as is necessary) in or towards purchase of an amount in the Base Currency; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower's obligations under paragraph (a)(ii) above.

(c)	If the amount purchased and received by the Facility Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Facility Agent (in the Base Currency) equal to the difference.

(d)	If paragraph (b) above applies and any part of the amount paid to the Facility Agent by the Lenders pursuant to paragraph (a)(iii) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the Optional Currency).

(e)	The Facility Agent shall notify each Lender of the amount and the currency of the Loan and the amount of its participation in that Loan for the second Interest Period in each case no later than the Specified Time.

6.3	Agent's calculations
(a)	All calculations made by the Facility Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment

7.1	Repayment of Loans

Each Borrower shall repay each Loan made to it on the Final Maturity Date applicable to that Loan.

7.2	Extension Option
(a)	The Company may, by delivery of an Extension Notice to the Facility Agent no later than two (2) Business Days before the Facility A Original Final Maturity Date elect to extend the Final Maturity Date in respect of:

(i)	the Facility A Loans outstanding on the Facility A Original Final Maturity Date (or part thereof) as specified in such Extension Notice; and/or

(ii)	any Facility A Loans (or part thereof) the Utilisation Date of which falls within the Availability Period but on or after the date the Extension Notice was sent as specified in such Extension Notice which shall set out the aggregate amount of all such (future) Facility A Loans for which the Facility A Original Final Maturity Date shall be so extended, provided that such amount may not exceed the unutilised Total Facility A Commitments on the date of the Extension Notice, in each case, to the Facility A Extended Final Maturity Date.

(b)	The Company may, by delivery of an Extension Notice to the Facility Agent no later than ten (10) Business Days before the Facility A Extended Final Maturity Date, elect to extend the Final Maturity Date in respect of:

(i)	the Facility A Loans outstanding on the Facility A Extended Final Maturity Date (or part thereof) as specified in such Extension Notice; and/or

(ii)	any Facility A Loans (or part thereof) the Utilisation Date of which falls within the Availability Period but on or after the date the Extension Notice was sent as specified in such Extension Notice which shall set out the aggregate amount of all such (future) Facility A Loans for which the Facility A Original Final Maturity Date shall be so extended, provided that such amount may not exceed the unutilised Total Facility A Commitments on the date of the Extension Notice, to the date falling six (6) Months after the Facility A Extended Final Maturity Date.

(c)	The Company may give not more than two Extension Notices. An Extension Notice shall be irrevocable.

(d)	Subject to compliance with the terms of paragraphs (a) to (c), the extension of the then applicable Final Maturity Date in respect of the Facility A Loans and/or any Facility A Loans the Utilisation Date of which would fall within the Availability Period but on or after the date of the relevant Extension Notice as specified in the relevant Extension Notice is effected for all purposes of this Agreement upon receipt by the Facility Agent of the relevant Extension Notice.

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8.	Prepayment and Cancellation

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Available Commitments of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lenders' corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

8.2	Change of control

If E. Merck loses the right to appoint, subject to the requirement to obtain the consent of the simple majority of the other personally liable partners of the Company when appointing any personally liable partners not contributing capital (persönlich haftende Gesellschafter ohne Kapitalanteil) of the Company, the majority of the personally liable partners not contributing capital (persönlich haftende Gesellschafter ohne Kapitalanteil) of the Company:

(a)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	no Borrower may submit a Utilisation Request unless otherwise agreed by the Majority Lenders; and

(c)	any Lender may by not less than 30 days' notice to the Company through the Facility Agent (which notice must be given by such Lender not more than 20 days after it is notified by the Facility Agent of such change of control) cancel all or part of its Commitments and require prepayment of its share of the Loans.

8.3	Mandatory prepayment and cancellation of Facility A from Relevant Events
(a)	Subject to paragraphs (b) through (h) below, each Borrower shall apply (and the Company shall procure that Merck Financial Services applies) all Available Net Proceeds in prepayment of Facility A and (subject to paragraphs (b) through (h) below) there shall be a mandatory cancellation of Facility A Commitments from Available Net Proceeds.

(b)	The Company shall:

(i)	if no Facility A Loans which have been borrowed by the Company are then outstanding, or to the extent that such Net Proceeds received by it exceed the amounts of Facility A Loans which have been borrowed by the Company then outstanding, promptly after it has effectively received the Net Proceeds resulting or arising from any Relevant Event downstream by way of loan or otherwise such Net Proceeds to Merck Financial Services if any Facility A Loans which have been borrowed by Merck Financial Services are then outstanding (in each case in an amount not exceeding the amount of all Facility A Loans which have been borrowed by Merck Financial Services then outstanding); and

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(ii)	procure that any other member of the Group (other than in the amount of Loans outstanding by it, Merck Financial Services) promptly down-streams, up-streams or cross-streams any Net Proceeds resulting or arising from any Relevant Event and effectively received by that member of the Group by way of a loan or otherwise to any Borrower which has borrowed any Facility A Loans which are then outstanding (in each case in an amount not exceeding the amount of all Facility A Loans borrowed by the relevant Borrower then outstanding) other than to the extent that and for as long as:

(A)	it is illegal to do so and the relevant members of the Group, having used all reasonable endeavours to overcome such illegality, have been unable to overcome such illegality; or

(B)	it would or is reasonably likely to result in the incurrence of material costs or expenses (including tax liabilities) and the relevant members of the Group have used reasonable endeavours to mitigate such risk, costs or expenses; or

(C)	there is a risk that it would or is reasonably likely to result in (personal or criminal) liability of the relevant member of the Group or its directors or representatives and the relevant members of the Group, having used all reasonable endeavours to avoid such liability arising, have been unable to remove such liability.

(c)	No prepayment of Facility A shall be required to be made from and no mandatory cancellation of Facility A Commitments shall occur with respect to Available Net Proceeds received from any other member of the Group under circumstances where such down-streaming, up-streaming or cross-streaming was not procured by a Borrower or the Company, but such down-streaming, up-streaming or cross-streaming of such Net Proceeds and/or application of such Net Proceeds for mandatory prepayment of Facility A and/or cancellation of Facility A Commitments is illegal and/or has or might result in (personal or criminal) liability of the relevant member of the Group or any of its directors or representatives.

(d)	Within 5 Business Days after the date on which any Available Net Proceeds (other than any Available Net Proceeds received by a Borrower under any of the circumstances contemplated in paragraph (c) above) have been received by it (the "Receipt Date"), the relevant Borrower shall, by delivery of a Receipt Notice to the Facility Agent, notify the Facility Agent of the Receipt Date and the amount and currency of those Available Net Proceeds and:

(i)	if no Facility A Loans or, as the case may be, only Facility A Loans in the Base Currency are outstanding on the date of delivery of such Receipt Notice to the Facility Agent, the amount in USD of those Available Net Proceeds (the "USD Proceeds Amount");

(ii)	if only Facility A Loans in the Optional Currency are outstanding and there are no unutilised Facility A Commitments on the date of delivery of such Receipt Notice to the Facility Agent, the amount in Euro of those Available Net Proceeds (the "Euro Proceeds Amount");

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(iii)	if only Facility A Loans in the Optional Currency are outstanding and there are unutilised Facility A Commitments on the date of delivery of such Receipt Notice to the Facility Agent, the Euro Proceeds Amount and, if and to the extent the Available Net Proceeds exceed the amount of Facility A Loans outstanding, the USD Proceeds Amount of the Available Net Proceeds exceeding such Euro Proceeds Amount;

(iv)	if Facility A Loans denominated in the Base Currency and the Optional Currency are outstanding on the date of delivery of such Receipt Notice to the Facility Agent and the amount of Available Net Proceeds specified therein is equal to or exceeds the aggregate amount of such Loans, the USD Proceeds Amount equivalent to the Facility A Loans denominated in the Base Currency and the Euro Proceeds Amount equivalent to the Facility A Loans denominated in the Optional Currency and, if there are unutilised Facility A Commitments on the date of delivery of such Receipt Notice to the Facility Agent, the USD Proceeds Amount of the Available Net Proceeds exceeding such USD Proceeds Amount and Euro Proceeds Amount; or

(v)	if Facility A Loans and Facility A Loans denominated in the Base Currency and the Optional Currency are outstanding on the date of delivery of such Receipt Notice to the Facility Agent and the amount of Available Net Proceeds specified therein is less than the aggregate amount of such Loans, a USD Proceeds Amount and Euro Proceeds Amount determined at the discretion of the relevant Borrower provided that the aggregate of such amounts must not be less than the aggregate amount of the Available Net Proceeds.

(e)	If no Facility A Loans are outstanding on the date of receipt by the Facility Agent of the Receipt Notice, the undrawn Facility A Commitments shall be cancelled, with effect from the date of receipt by the Facility Agent of the Receipt Notice, in an aggregate amount equal to the USD Proceeds Amount. Any cancellation under this Clause shall reduce the Facility A Commitments of the Lenders rateably.

(f)	If Facility A Loans are outstanding on the date of receipt by the Facility Agent of the Receipt Notice, each Borrower that has received Available Net Proceeds shall apply the Available Net Proceeds or an amount in the currency of Facility A Loans to be prepaid equal to the amount of Available Net Proceeds, as applicable, in prepayment of the Facility A Loan made to it (in each case on the earlier of 10 Business Days after the Receipt Date and the expiry of the Interest Period(s) current at the time of receipt by the Facility Agent of the Receipt Notice or, if a Borrower so elects by giving no less than 3 Business Days' prior notice to the Facility Agent, on such earlier date as selected by that Borrower) provided that any prepayment of Facility A Loans shall be applied against such Facility A Loan or Facility A Loans as the relevant Borrower may select in the Receipt Notice.

(g)	If and to the extent the USD Proceeds Amount exceeds the aggregate amount to be applied in prepayment of Facility A Loans in accordance with paragraph (f) above (the "Excess Proceeds"), the undrawn Facility A Commitments shall be cancelled, with effect from the date of last prepayment from the relevant USD Proceeds Amount as set out in paragraph (f) above, in an aggregate amount equal to the Excess Proceeds. Any cancellation under this Clause shall reduce the Facility A Commitments of the Lenders rateably.

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(h)	If and to the extent a mandatory cancellation and/or prepayment to be made pursuant to the terms of this Clause 8.3 implies a prior conversion of a currency or currencies into another currency or currencies (including with respect to the determination of the amount to be actually prepaid and/or the determination of the USD Proceeds Amount or Euro Proceeds Amount (in each case as applicable)), the relevant Borrower will effect such conversion (and, where such conversion is not made by a Borrower but by another member of the Group, the Company shall ensure that any such conversion is effected) on a date and applying a conversion rate or conversion rates each reasonably determined by the relevant Borrower or other member of the Group. The relevant Borrower shall notify the Facility Agent of the relevant amount resulting from such conversion and to be applied towards the prepayment of Facility A Loans denominated in a currency different from the currency in which the Available Net Proceeds were received as soon as reasonably practicable upon the required conversion of the respective part of the Available Net Proceeds into the required currency having been made and in any event prior to the due date for such prepayment pursuant to paragraph (f) above.

(i)	The following additional definitions shall apply for the purposes of this Clause 8.3:

"Relevant Event" means any cash borrowings in the international or domestic loan markets (including Schuldscheindarlehen) or any issue of bonds or notes by way of public offering or private placement in the international or domestic debt capital markets (including any hybrid or convertible instruments) by a member of the Group (prior to consummation of the Acquisition other than any member of the Target Group) after the date of this Agreement however excluding:

(i)	any bond issued after the date of this Agreement under the Company's existing EUR 2,000,000,000 commercial paper programme (as amended from time to time) or any other commercial paper programme of the Company with a maximum volume of EUR 2,000,000,000 replacing the existing EUR 2,000,000,000 commercial paper programme;

(ii)	any bond or note issued after the date of this Agreement under the Company's EUR 15,000,000,000 debt issuance programme (as amended from time to time or any other debt issuance programme of the Company with a maximum programme volume of EUR 15,000,000,000 replacing the existing EUR 15,000,000,000 debt issuance programme) for the purposes of renewing, extending or refinancing any bond issued by a member of the Group (other than a member of the Target Group) and maturing (as a result of its originally stated maturity or otherwise) or buying back any bond issued by a member of the Group (other than any member of the Target Group);

(iii)	amounts raised by a member of the Group (for the avoidance of doubt prior to the consummation of the Acquisition other than any member of the Target Group) not exceeding an aggregate amount of EUR 250,000,000 in any financial year of the Company for the purposes of and actually applied towards backing pension obligations (Unterlegung von Pensionsverbindlichkeiten) of a member of the Group;

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(iv)	borrowings raised or bonds or notes issued for the purposes of refinancing Financial Indebtedness or other indebtedness of any member of the Target Group outstanding on, and any amounts raised for the purpose of replacing or renewing any factoring program entered into by any member of the Target Group prior to, the date the Target becomes a member of the Group or the date on which the Acquisition is consummated;

(v)	any publicly subsidised bilateral facility (Förderkredit);

(vi)	borrowings raised under the Existing Facility or any other syndicated facility agreement entered into for the purpose of refinancing the Existing Facility not exceeding EUR 2,000,000,000;

(vii)	amounts raised for the purpose of financing or refinancing the cash consideration payable in respect of acquisitions if the obligation to consummate such acquisition was entered into prior to the date of this Agreement;

(viii)	amounts raised for the purposes of financing or refinancing an acquisition not exceeding in aggregate EUR 2,000,000,000 (or equivalent in any other currency or currencies) in any financial year of the Company;

(ix)	amounts raised for the purposes of financing or refinancing the Acquisition (including any of the purposes referred to in Clause 3.1 (Purpose));

(x)	bilateral borrowings (other than Schuldscheindarlehen) raised by a member of the Group in connection with its financing requirements arising in the ordinary course of business and unrelated to an acquisition (including any bilateral borrowings by Merck Financial Services from E. Merck and borrowings by any member of the Group under loans from employees); and

(xi)	amounts raised not exceeding an aggregate amount of EUR 500,000,000 in any financial year of the Company and EUR 1,000,000,000 during the lifetime of the Facility A.

8.4	Unlawful distributions (Unerlaubte Entnahme)

If any distribution to a personally liable partner (persönlich haftender Gesellschafter) of the Company constitutes a breach of Section 288 of the Stock Corporation Act in respect of the Company:

(a)	the Company shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)	any Lender may by not less than 30 days' notice to the Company through the Facility Agent cancel all or part of its Commitments and require prepayment of its share of the Loan.

8.5	Voluntary cancellation
(a)	The Company may, if it gives the Facility Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders in relation to the relevant Facility may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 25,000,000) of any Available Facility.

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(b)	Any cancellation under this Clause 8.5 shall reduce the Commitments of the Lenders rateably under that Facility.

8.6	Automatic cancellation

The Available Commitments of each Lender under a Facility will be automatically cancelled at the close of business on the last day of the Availability Period of the relevant Facility.

8.7	Voluntary prepayment

A Borrower to which a Loan has been made may, if it gives the Facility Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders participating in the relevant Loan may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 25,000,000). Any such prepayment shall be applied pro rata to each Lender's participation in that Loan.

8.8	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice) and subject to Clause 11.6 (Break Costs), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender, the Company may on five (5) Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution or other entity (each of which shall not be a member of the Group) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.11 (Pro-rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

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(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

8.9	Right of cancellation in relation to a Defaulting Lender

Without prejudice to Clause 34.7 (Replacement of a Defaulting Lender):

(a)	if any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent not less than two (2) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a), notify all the Lenders.

8.10	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any re- or prepayment under this Agreement shall be made together with accrued interest on the amount re- or prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facilities which is repaid or prepaid.

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(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid, an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

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SECTION 5

COST OF UTILISATION

9.	Interest

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR or, in relation to any Loan in the Optional Currency, EURIBOR.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Margin adjustment
(a)	In this Clause "Adjustment Event" means a publication of an assignment of or change in or withdrawal of any Long-Term Credit Rating.

(b)	Subject to the other provisions of this Clause, the Margin applicable to Facility A will from the initial Utilisation Date for Facility A be determined by reference to the number of months elapsed after the initial Utilisation Date for Facility A and the applicable Long-Term Credit Rating, each in accordance with the following table:

Number of months elapsed after the initial Utilisation Date in respect of Facility A	Margin (per cent. per annum) applicable to Facility A by reference to the Long- Term Credit Rating assigned to the Company on the date of the Agreement
1 – 3	0.15
4 – 6	0.15
7 – 9	0.25
10 – 12	0.35
13 – 15	0.50
16 – 18	0.65
19 -21	0.80
22 – Final Maturity Date	0.95

provided that:

(i)	if a Rating Agency has awarded a Long-Term Credit Rating which differs from the Long-Term Credit Rating awarded on the date of this Agreement the applicable Margin (determined by reference to the table above and, as the case may be, this sub-paragraph):

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(i)	shall be increased by 0.0167 per cent. per annum for every notch the relevant Long-Term Credit Rating has been downgraded; and

(ii)	shall be decreased by 0.0167 per cent. per annum for every notch the relevant Long-Term Credit Rating has been upgraded;

(ii)	if and as long as only one Rating Agency has assigned a Long-Term Credit Rating the Margin will be calculated on the basis of that Long-Term Credit Rating in accordance with the table set out in this paragraph (b) above and the immediately preceding sub-paragraph;

(iii)	if and as long as no Rating Agency has assigned a Long-Term Credit Rating the Margin will be the highest rate applicable pursuant to the table above, being 0.95 per cent. per annum;

(iv)	if an Event of Default has occurred which is continuing the applicable Margin shall be increased by 0.70 per cent. per annum;

(v)	the initial Margin applicable to Facility A shall be determined in accordance with the above on the basis of the Long-Term Credit Rating(s) (if any) assigned on the initial Utilisation Date for Facility A; and

(vi)	any adjustment of the Margin applicable to Facility A required to be made as a result of:

(A)	the lapse of time pursuant to this paragraph (b) shall take effect as of the date warranting such adjustment; or

(B)	an Adjustment Event pursuant to this paragraph (b) or the occurrence of an Event of Default shall take effect as of the date falling five Business Days after the date on which the relevant Adjustment Event or Event of Default occurs.

(c)	The Margin applicable to Facility B shall be determined as follows:

(i)	Subject to the other provisions of this Clause, the initial Margin applicable to Facility B shall be calculated by reference to the table below on the basis of the Long-Term Credit Rating(s) (if any) assigned on the initial Utilisation Date for Facility B.

(ii)	Subject to the other provisions of this Clause, the Margin will following the occurrence of an Adjustment Event be calculated by reference to the table below:

Long-Term Credit Rating	Margin (per cent. per annum) applicable to Facility B
A3 or equivalent or above	0.40
Baa1 or equivalent	0.45
Baa2 or equivalent	0.50
Baa3 or equivalent or below	0.70

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provided that:

(A)	if and as long as Rating Agencies have awarded Long-Term Credit Ratings which are such that different Margins would be applicable pursuant to the table above, the applicable Margin will be the arithmetic mean of the Margins applicable to such Long-Term Credit Ratings pursuant to the table above;

(B)	if and as long as only one Rating Agency has assigned a Long-Term Credit Rating the Margin will be calculated on the basis of that Long-Term Credit Rating; and

(C)	if and as long as:

(A)	no Rating Agency has assigned a Long-Term Credit Rating; or

(B)	an Event of Default has occurred which is continuing, the Margin will be the highest rate applicable pursuant to the table above, being 0.70 per cent. per annum.

(iii)	Any adjustment of the Margin pursuant to paragraph (c)(ii) above shall take effect as of the date falling five Business Days after the date on which the relevant Adjustment Event or Event of Default occurs.

9.4	Default interest
(a)	If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 2 per cent. per annum and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

(b)	This Clause 9.4 shall not limit or affect the right of any Finance Party to demand compensation for damages exceeding the default interest payable hereunder. However, if the Unpaid Sum became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that Unpaid Sum shall be of a duration equal to the unexpired portion of that Interest Period.

(c)	Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

9.5	Damages

Each Finance Party shall be entitled to claim from any Obligor further compensation for any further losses incurred or damages suffered as a result of such Obligor having failed to pay any amount (including interest) payable by it under the Finance Documents on the due date for such payment.

9.6	Notification of rates of interest
(a)	The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

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(b)	The Facility Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

10.	Interest Periods

10.1	Selection of Interest Periods
(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower to which such Loan was made no later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period for that Loan, the relevant Interest Period will be one month.

(d)	Subject to this Clause 10, a Borrower may select an Interest Period of:

(i)	one, three or six Months or any other period agreed between the relevant Borrower, the Facility Agent and all the Lenders in relation to the relevant Loan; and

(ii)	one week for any Loan denominated in the Base Currency if that Interest Period ends within 3 months from the first Utilisation Date.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.

(f)	Each Interest Period for a Loan will start on its Utilisation Date or (if already made) on the last day of the preceding Interest Period.

10.2	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency and pursuant to the same Facility made to the same Borrower; and

(ii)	end on the same date, those Loans will, if such Borrower so specifies in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and paragraph (b)(i) of Clause 5.3 (Currency and amount), if a Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into that number of Loans with the amounts in each case as specified in that Selection Notice, in an aggregate amount equal to the amount of the Loan immediately before its division.

10.3	Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration

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10.4	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	Changes to the Calculation of Interest

11.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period of a Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate
(a)	Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption

If before close of business in Luxembourg on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of LIBOR or, if applicable, EURIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds
(a)	If this Clause 11.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

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(b)	If this Clause 11.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 11.4 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11.5	Notification to Company

If Clause 11.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Company.

11.6	Break Costs
(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	Fees

12.1	Commitment fee
(a)	The Company must pay to the Facility Agent (for the account of each Lender pro rata to its share of the Facility A Commitments and Facility B Commitments) a commitment fee:

(i)	from (and including) the date falling three (3) months after the date of this Agreement to (but excluding) the date falling four (4) months after the date of this Agreement, computed on a daily basis in USD by reference to the undrawn, uncancelled amount of Facility A Commitments and Facility B Commitments for the duration of that period, at the rate of 10 per cent. of the Margin applicable to the relevant Facility or, if and for so long as the initial Utilisation Date in relation to the relevant Facility has then not occurred, of the Margin that would be applicable to the relevant Facility pursuant to Clause 9.3 (Margin adjustment) had the first Utilisation Date then occurred and (in relation to Facility A) had no more than three (3) months elapsed since such first Utilisation Date;

(ii)	from (and including) the date falling four (4) months after the date of this Agreement to (but excluding) the date falling five (5) months after the date of this Agreement, computed on a daily basis in USD by reference to the undrawn, uncancelled amount of Facility A Commitments and Facility B Commitments for the duration of that period, at the rate of 20 per cent. of the Margin applicable to the relevant Facility or, if and for so long as the initial Utilisation Date in relation to the relevant Facility has then not occurred, of the Margin that would be applicable to the relevant Facility pursuant to Clause 9.3 (Margin adjustment) had the first Utilisation Date then occurred and (in relation to Facility A) had no more than three (3) months elapsed since such first Utilisation Date; and

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(iii)	from (and including) the date falling five (5) months after the date of this Agreement, computed on a daily basis in USD by reference to the undrawn, uncancelled amount of Facility A Commitments and Facility B Commitments for the duration of that period, at the rate of 30 per cent. of the Margin applicable to the relevant Facility or, if and for so long as the initial Utilisation Date in relation to the relevant Facility has then not occurred, of the Margin that would be applicable to the relevant Facility pursuant to Clause 9.3 (Margin adjustment) had the first Utilisation Date then occurred and (in relation to Facility A) had no more than three (3) months elapsed since such first Utilisation Date.

(b)	No commitment fee shall be payable in respect of the period until (but excluding) the date falling three (3) months after the date of this Agreement.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during an Availability Period, on the last day of an Availability Period (in respect of that part of the Available Commitments which is then cancelled pursuant to Clause 8.6 (Automatic cancellation)) and on the cancelled amount of a relevant Lender's Commitment at the time a cancellation (other than pursuant to Clause 8.6 (Automatic cancellation)) is effective.

(d)	No commitment fee is payable to the Facility Agent (for the account of the relevant Lender) on any undrawn, uncancelled amount of any Commitment of a Lender for any day on which that Lender is a Defaulting Lender.

12.2	Extension fee
(a)	In case the Company exercises its option to extend the Final Maturity Date in respect of Facility A Loans in accordance with paragraph (a)(i) of Clause 7.2 (Extension Option) the Company shall within three Business Days following the Facility A Original Final Maturity Date pay to the Facility Agent (for the account of each Lender) an extension fee in USD equal to 0.05 per cent. of the principal aggregate amount of Facility A Loans in respect of which the extension option has been exercised.

(b)	In case the Company exercises its option to extend the Final Maturity Date in respect of Facility A Loans in accordance with paragraph (b) of Clause 7.2 (Extension Option) the Company shall within three Business Days following the Facility A Extended Final Maturity Date pay to the Facility Agent (for the account of each Lender) an extension fee in USD equal to 0.075 per cent. of the principal aggregate amount of Facility A Loans in respect of which the extension option has been exercised.

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12.3	Upfront fees

The Company will pay to the Facility Agent for the account of the Mandated Lead Arrangers upfront fees in the manner agreed in the Syndication and Fees Letter between the Mandated Lead Arrangers and the Company.

12.4	Agency fee

The Company will pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax Gross-Up and Indemnities

13.1	Tax Definitions
(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means in respect of interest payable by a Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	tax resident in or lending through a Facility Office in Germany; or

(ii)	a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in Germany through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)	fulfils (subject to completion of any necessary procedural formalities) any other condition which must be fulfilled under the appropriate Treaty by residents of that Treaty State to obtain exemption from taxation imposed by Germany.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Germany which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

(b)	In this Clause 13, a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making such determination.

13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

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(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Germany if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (or with a reduced rate of Tax Deduction).

13.3	Tax indemnity
(a)	The Company shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

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(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is compensated for by Clause 13.6 (Stamp Taxes) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit (directly or on an affiliated group basis), the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

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If such a Lender fails to indicate its status in accordance with this Clause 13.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp Taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for (A) any such Tax payable in respect of an assignment, novation, transfer or sub-participation of a Loan (or part thereof) by that Finance Party unless such assignment, novation, transfer or sub-participation (i) is entered into at the request of a Borrower, (ii) is pursuant to Clause 16.1 (Mitigation), or (iii) occurs following an Event of Default which is continuing, or (B) pursuant or to the extent that such stamp duty, registration or other similar Tax becomes payable upon a voluntary registration made by such Finance Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Finance Party or obligations of any Party under a Finance Document.

13.7	Value added tax
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

(e)	Where a Finance Party has an option available to it under applicable VAT law whether or not to subject a supply or service rendered to any Obligor to VAT it shall not subject such supply or service to VAT without the prior written consent of the recipient of such supply or service, such consent not to be unreasonably withheld or delayed.

13.8	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(ii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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(e)	If a Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

13.9	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall inform the other Finance Parties.

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14.	Increased Costs

14.1	Increased Costs
(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV, or any law or regulation that implements or applies Basel III or CRD IV ("Basel III / CRD IV Increased Costs").

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

(ii)	"CRD IV" means:

(A)	Regulation (EU) no 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms amending Regulation (EU) No 646/2012; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

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(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and setting out its calculation in reasonable detail.

(c)	No Finance Party may claim Basel III / CRD IV Increased Costs which have arisen more than 150 days prior to the date on which the relevant notice is given by that Finance Party to the Facility Agent pursuant to paragraph (a). The Company shall be under no obligation to pay any Basel III / CRD IV Increased Costs claimed after the expiry of such 150 days period.

14.3	Exceptions
(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iv)	attributable to the negligent or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi)	attributable to the implementation or application of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), unless and to the extent the relevant Finance Party has demonstrated in reasonable detail that it was not possible to calculate such costs with the required degree of certainty on the basis of information which was publicly available and any guidance given by the regulator on the date this Agreement is entered into or, if later, the date it became a Finance Party.

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(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 13.1 (Tax Definitions).

15.	Other Indemnities

15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party (acting reasonably) as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or

(e)	any litigation or other proceeding arising, pending or threatened against a Finance Party in connection with or arising out of its financing or arranging the financing of the Acquisition (whether or not consummated) (other than to the extent any such cost, loss or liability is caused by that Finance Party's wilful misconduct or gross negligence) provided that:

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(i)	any Finance Party must notify the Company promptly and in reasonable detail of any such litigation or other proceeding arising, pending or threatened ("relevant litigation") against such Finance Party upon becoming aware of it and must keep the Company informed of its progress;

(ii)	any Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of any relevant litigation taking into account both its interests and those of the Company; and

(iii)	a Finance Party may only concede or compromise any claim in respect of any relevant litigation if it has:

(A)	notified the Company of the relevant litigation and kept the Company informed of its progress in accordance with sub-paragraph (i) above;

(B)	complied with sub-paragraph (ii) above and has given the Company the opportunity to demonstrate its interest in the concession or compromise; and

(C)	taken into account the Company’s legitimate interests, provided that nothing in this paragraph (e) shall oblige any Finance Party to disclose to the Company any information if and to the extent such disclosure would constitute a breach of applicable law or regulation or, in the reasonable opinion of the relevant Finance Party, would result in a loss of attorney client privilege or a claim of attorney work product with respect to any such information..

15.3	Indemnity to the Facility Agent
(a)	The Company shall within three (3) Business Days indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of

(i)	investigating any event which it reasonably believes is a Default;

(ii)	(subject to paragraph (b) below) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.2 (Change of currency).

(b)	In case a Lender fails to inform the Facility Agent pursuant to Clause 13.8 (FATCA Information) or such information is incomplete or incorrect, the relevant Lender shall indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred (exclusive of any penalties and interest solely resulting from the errors and omissions of the Facility Agent) by the Facility Agent as a consequence of non-compliance with FATCA by the Facility Agent as a result of such Lender's failure. Each Lender shall also indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent with respect to any Tax imposed by reason of FATCA attributable to such Lender in relation to the Finance Documents. In the case the relevant Lender fails to make the relevant payment and the Facility Agent cannot recover such payment from such Lender, the Company shall indemnify the Facility Agent accordingly (other than with respect to a payment owed by a Lender which is an Affiliate of the Facility Agent) and in such case the Company may reclaim payment from the relevant Lender that failed to make the relevant payment to the Facility Agent.

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15.4	Statutory rights

This Clause 15 shall not limit or affect any statutory right of any Finance Party to be indemnified for any loss, cost or liability incurred.

16.	Mitigation by the Lenders

16.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of Liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Costs and Expenses

17.1	Transaction Expenses

The Company shall promptly on demand reimburse the Mandated Lead Arrangers and the Facility Agent for all reasonable external expenses (including legal fees (subject to any pre-agreed budget or cap) and value added or similar tax) incurred by them in connection with the negotiation, preparation, execution and syndication of:

(a)	the Finance Documents and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent the Company shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees and value added or similar tax) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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17.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and value added or similar tax) incurred by that Finance Party in connection with the preservation and/or enforcement of any rights under, any Finance Document provided that in the absence of a Default any such costs and expenses have been reasonably incurred.

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SECTION 7

GUARANTEE

18.	Guarantee

18.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

The Guarantor irrevocably and unconditionally:

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower (other than the Company); the payment shall be due (fällig) within three (3) Business Days of a written demand by a Finance Party (or the Facility Agent on its behalf) stating the sum demanded from the Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower (other than the Company); and

(b)	undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower (other than the Company) under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three (3) Business Days of a written demand by that Finance Party (or the Facility Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Facility Agent on its behalf) under this guarantee and indemnity.

18.2	Continuing and independent guarantee and indemnity
(a)	This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower (other than the Company) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)	The guarantee and indemnity shall extend to any additional obligations of a Borrower (other than the Company) resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

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18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Excluded defences
(a)	The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 18, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)	The obligations of the Guarantor under this Clause 18 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of the Guarantor under this Clause 18 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)	For the avoidance of doubt nothing in this Clause 18 shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

18.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This applies irrespective of any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to exercise any right of set-off against any Obligor; and/or

(d)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment Mechanics) of this Agreement.

18.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 on behalf of itself and, in the case of the Company and where expressly stated, on behalf of itself, each Material Subsidiary or each other member of the Group to each Finance Party on the date of this Agreement.

19.1	Status
(a)	It is duly established and validly existing under the law of its relevant jurisdiction of incorporation or establishment.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the reservations set out in Schedule 10 (Reservations) and any reservations as to matters or general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, the obligations expressed to be assumed by it under the Finance Documents are legal, valid, binding and enforceable under the laws of its jurisdiction of incorporation and the laws which are expressed to govern the relevant Finance Document.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and of the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it, other than anti-trust law or regulation (including any anti-trust authorisations, clearance or approvals or the lapse of any relevant waiting or other time periods) to an extent or in a manner which is reasonably likely to have a Material Adverse Effect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

19.4	Power and authority

It has the corporate or other organisational power to enter into and perform, and has taken all necessary corporate or other organisational action to authorise its entry into and performance of, the Finance Documents to which it is party and to perform the transactions contemplated thereby.

19.5	Authorisations obtained

All Authorisations required by it:

(a)	in connection with the entry into, delivery, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents, other than:

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(i)	any anti-trust Authorisation or the lapse of any related waiting or other time periods;

(ii)	any Authorisation or the lapse of any period of time for any applicable review process by the Committee on Foreign Investment in the US under the Exon-Florio Amendment to the US Defense Production Act of 1950, as amended;

(iii)	any Authorisation to be made by the Company and or any of its Subsidiaries (other than any member of the Target Group) with the US Securities and Exchange Commission or any stock exchange or pursuant to US federal or state securities laws; and

(iv)	any Authorisations pursuant to the Delaware General Corporation Law; or

(b)	subject to the reservations and qualifications as to matters of law set out in Schedule 10 (Reservations) and any reservations as to matters or general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected (as appropriate) and are in full force and effect.

19.6	Governing law and enforcement

Subject to the reservations set out in Schedule 10 (Reservations) and any reservations as to matters or general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement:

(a)	the choice of German law as the governing law of the Finance Documents will be recognised and enforced in its relevant jurisdiction of incorporation; and

(b)	any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its relevant jurisdiction of incorporation.

19.7	Deduction of Tax

It is not required under the law of the jurisdiction of incorporation of any of the Obligors to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

19.8	No filing or stamp Taxes

Under the law of the relevant jurisdiction of incorporation of any of the Obligors it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No Default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or (in the case of the Company only) any of its Material Subsidiaries which is reasonably likely to have a Material Adverse Effect.

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19.10	No misleading information
(a)	Any written factual information provided by or on behalf of any member of the Group for the purposes of syndication (including the Information Package) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Other than as disclosed in writing to the Mandated Lead Arrangers prior to the date of this Agreement (or, in relation to the repetition of this representation on the Syndication Date pursuant to Clause 19.15 (Repetition) or in a Transfer Certificate other than as disclosed in writing to the Facility Agent prior to the Syndication Date) nothing has occurred or been omitted from the information provided by or on behalf of the Company for the purposes of syndication and no information has been given or withheld that results in the information provided by or on behalf of the Company for the purposes of syndication being untrue or misleading in any material respect.

(c)	To the extent that any factual information, omissions or projections referred to above relate to a member of the Target Group, the representations and warranties set out herein are made to the best of its knowledge.

19.11	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with applicable GAAP consistently applied and give a true and fair view of its financial condition and operations (consolidated and unconsolidated) as at the end of and for the relevant financial year.

(b)	There has been no material adverse change in the assets, business or financial condition of the Company or the Group taken as whole since the date of the Original Financial Statements.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by operation of laws of general application.

19.13	No proceedings pending or threatened

No action, suit, litigation, dispute or administrative proceeding of or before any court, board of arbitration, governmental authority or agency or other body is pending or credibly threatened against any member of the Group which is reasonably likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect.

19.14	Licenses

All licenses, approvals and Authorisations required for the business of a member of the Group have been obtained and are validly existing where failure to having obtained such licenses, approvals and/or Authorisations, or any of such licenses, approvals and/or Authorisations not validly existing is reasonably likely to have a Material Adverse Effect.

19.15	Repetition
(a)	The Repeating Representations are repeated or deemed to be repeated, by reference to the facts and circumstances then existing by the Company and (but only if the relevant Loan is or is to be borrowed by Merck Financial Services) by Merck Financial Services, on the date of each Utilisation Request and each Selection Notice and on the first day of each Interest Period.

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(b)	The Repeating Representations and the representations set out in Clause 19.10 (No misleading information) are deemed to be repeated by the Company by reference to the facts and circumstances then existing on the Syndication Date, unless expressly repeated in the Transfer Certificate(s) entered into to effect primary syndication.

20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as each of the same becomes available but in any event within 120 days of the end of the relevant financial period, the audited consolidated financial statements for each financial year of the Company and (if prepared) each other Obligor;

(b)	as soon as each of the same becomes available but in any event within 120 days of the end of the relevant financial period, the audited unconsolidated financial statements for each financial year of each Obligor; and

(c)	as soon as each of the same becomes available, but in any event within 90 days of:

(i)	the end of the first, second and third quarters of each of its financial years, respectively, the unaudited interim consolidated financial statements of the Company for the first, second and third quarter of each of its financial years, respectively;

(ii)	the end of the second quarter of each of its financial years the unaudited interim consolidated financial statements of the Company for the six month period ending on the last day of the second quarter of each of its financial years (to the extent such financial statements are prepared only); and

(iii)	the end of the third quarter of each of its financial years the unaudited interim consolidated financial statements of the Company for the nine month period ending on the last day of the third quarter of each of its financial years (to the extent such financial statements are prepared only).

20.2	Notification of Material Subsidiaries

Annually together with the financial statements to be delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), the Company shall supply to the Facility Agent a list setting out:

(a)	the legal name of each Material Subsidiary in each case as of the last day of the relevant financial year; and

(b)	the unconsolidated turnover and total assets attributable to each Material Subsidiary and the percentage of consolidated turnover and consolidated total assets (each of the Group) they represent (all as determined and calculated in accordance with the definition of "Material Subsidiary" in Clause 1.1 (Definitions)).

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20.3	Requirements as to financial statements
(a)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) (if audited) gives a true and fair view and (if unaudited) fairly represents the financial condition and operations (consolidated in the case of consolidated financial statements) of the relevant person as at the end of and for the relevant period and is prepared using GAAP, accounting practices and financial reference periods consistently applied unless, in relation to any set of its consolidated financial statements, it has notified the Facility Agent pursuant to paragraph (b) below or any deviation from consistently applied accounting practices is not material as contemplated in paragraph (b) below.

(b)	The Company must notify the Facility Agent of any change to the manner in which its consolidated financial statements are prepared which would, when taken together with any other change referred to in this paragraph (b), be material in the context of the matters referred to in paragraph (d) below.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Finance Parties to make an accurate comparison between the financial position indicated in those financial statements prepared on the changed basis and the financial statements previously delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to:

(i)	the definition of "Material Subsidiary" in Clause 1.1 (Definitions); and

(ii)	Clause 20 (Information undertakings) (other than paragraph (a)(iii) of Clause 20.4 (Information: Miscellaneous)), to place the Company and the Finance Parties in the same position as they would have been in if the change had not occurred. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all Parties.

(e)	If no agreement is reached under paragraph (d) above, the Company must supply with each set of its consolidated financial statements another set of its consolidated financial statements prepared on the basis on which its Original Financial Statements were prepared.

20.4	Information: Miscellaneous
(a)	The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(i)	all material statements and documents dispatched by the Company to its shareholders (or any class of them) generally or its creditors generally at the same time as they are dispatched;

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(ii)	unless restricted by statutory law or regulation promptly upon becoming aware of them, reasonable details of any proceedings which are current, threatened or pending against any member of the Group which are reasonably likely to be adversely determined and which, if so determined, are reasonably likely to have a Material Adverse Effect;

(iii)	promptly, such further information regarding the financial condition of any member of the Group and (until the Acquisition has been consummated, to the extent accessible and permitted to be disclosed) of any member of the Target Group as any Finance Party (through the Facility Agent) may reasonably request in line with customary banking practice and regulatory requirements;

(iv)	promptly, (if not delivered pursuant to Clause 4.1 (Initial conditions precedent)) a copy of the Tender Offer Document upon the commencement of a Tender Offer and, from time to time thereafter, a copy of any amendment to any Schedule TO as filed with the US Securities and Exchange Commission; and

(v)	promptly, (if not delivered pursuant to Clause 4.1 (Initial conditions precedent)) a copy of any Merger Agreement and, at any time following the signing of such Merger Agreement by the parties thereto but only until the Acquisition is consummated and only to the extent accessible, a copy of any amendment to such Merger Agreement or any waiver and/or consent granted under such Merger Agreement (other than those that are not permitted to be disclosed under applicable laws or regulation or are of a minor or technical nature or that do not affect the interests of the Finance Parties in their capacity as such) as applicable.

(b)	Until the Acquisition is consummated, the Company shall, upon reasonable request of the Facility Agent, keep the Facility Agent reasonably informed in reasonable detail about the progress of the Tender Offer and the Merger and will notify the Facility Agent promptly of any material developments in relation to the Tender Offer and the Merger, provided that:

(i)	the relevant information is permitted to be disclosed in accordance with applicable law; and

(ii)	in the reasonable opinion of the Company, the relevant disclosure will not violate any agreements or arrangements with governmental authorities or result in a loss of attorney-client privilege or a claim of attorney work product with respect to any information disclosed.

(c)	The Company shall notify the Facility Agent promptly in writing of any change to or termination of any Long-Term Credit Rating.

20.5	Notification of Default
(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a reasonable request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two representatives (Prokuristen) of the Company (one of whom must be the head of treasury (Leiter Group Treasury) of the Company) on its behalf certifying that no Default is continuing, or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

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20.6	Use of websites
(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website (the Company and the Facility Agent shall notify one another respectively); and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

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20.7	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	For the avoidance of doubt, any communication or document pursuant to this Clause 20.7 shall be sent through the Facility Agent.

21.	General Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor which is a party to a Finance Document shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect all Authorisations required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

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21.3	Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security for or in respect of Financial Indebtedness over any of its assets.

(b)	The restriction in paragraph (a) above shall not apply to:

(i)	any Security listed in Schedule 8 (Existing Security) except to the extent that the principal amount secured by such Security exceeds the amount stated in that Schedule;

(ii)	any Security arising by operation of law (or by agreement having the same effect) and in the ordinary course of business;

(iii)	any Security over or affecting any asset acquired by an Obligor or any other member of the Group after the date of this Agreement, if:

(A)	such Security was not created in contemplation of the acquisition of that asset by such Obligor or other member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by such Obligor or other member of the Group; and

(C)	the Security is removed or discharged within six months of the date of acquisition of such asset, unless such removal or discharge would result in an economically disproportionate disadvantage (unverhältnismäßiger wirtschaftlicher Nachteil) for the relevant member of the Group;

(iv)	any Security over or affecting any asset of any entity which becomes a member of the Group after the date of this Agreement, including any member of the Target Group, where the Security was created prior to the date on which the relevant entity became a member of the Group (or thereafter due to an obligation to create such Security assumed prior to the date on which such entity became a member of the Group), if:

(A)	the Security was not created or the obligation to create such Security was not assumed in contemplation of such entity becoming a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of such entity becoming, or since such entity became, a member of the Group; and

(C)	the Security is removed or discharged within six months of the date of such entity becoming a member of the Group, provided that no such discharge shall be required (x) if and to the extent the principal amount of the Financial Indebtedness secured by such Security does not exceed, when aggregated with the principal amount of any other Financial Indebtedness secured by Security outstanding in reliance on this paragraph (iv)(C), an amount corresponding to 2 per cent. of the consolidated total assets of the Group, calculated on the basis of the consolidated financial statements of the Company as of 31 December 2018, or (y) if such removal or discharge would result in an economically disproportionate disadvantage (unverhältnismäßiger wirtschaftlicher Nachteil) for the relevant member of the Group;

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(v)	any Security arising in connection with conditional sale or retention of title arrangements or similar arrangements entered into in the ordinary course of business;

(vi)	any Security arising under general business conditions in the ordinary course of business, including without limitation the general business conditions of any bank or financial institution with which a member of the Group maintains a banking relationship in the ordinary course of business;

(vii)	any Security arising pursuant to or in connection with any:

(A)	cash management arrangements;

(B)	securities transactions; or

(C)	framework/master agreements relating to derivatives transactions, made in each case with a bank or financial institution in the ordinary course of the relevant member of the Group's treasury activities;

(viii)	any Security created or subsisting over any asset held in any securities depositary or any clearing house pursuant to the standard terms and procedures of the relevant securities depositary or clearing house applicable in the normal course of trading;

(ix)	any Security created or subsisting with the prior written consent of the Majority Lenders;

(x)	any Security granted to any other member of the Group;

(xi)	any Security arising pursuant to or in connection with any securities lending transactions (including without limitation repurchase transactions) entered into in the ordinary course of treasury activities in the context of the Group taken as a whole;

(xii)	any Security created or subsisting in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz and of section 7e of the German Social Security Code (Sozialgesetzbuch IV);

(xiii)	any Security granted by a member of the Group:

(A)	over any present or future, actual or contingent, claims of such member of the Group against any other member of the Group resulting from the passing on of proceeds raised by such member of the Group by way of sale of any convertible bonds issued by it;

(B)	to the bondholders (or any trustee of or other person acting for these purposes for such bondholders) of any such bond issued;

(C)	securing the obligations of such member of the Group under such bond;

(xiv)	any Security created or subsisting pursuant to or in connection with any litigation, arbitration, enforcement or other legal proceeding provided that the aggregate amount of Financial Indebtedness secured by Security created or permitted to subsist by a member of the Group other than a Member of the Target Group in reliance on this paragraph (xiv) may not from time to time exceed EUR 500,000,000 (or its equivalent in any other currency/ies);

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(xv)	any Security created or subsisting pursuant to or in connection with back to back financing arrangements in favour of any member of the Group which is incorporated in a jurisdiction (the "Restricted Jurisdiction") which does not permit a financing of such member of the Group by another member of the Group or a third person in each case not incorporated in the Restricted Jurisdiction or where such financing is not commercially viable, if and to the extent such Security is created by a member of the Group incorporated outside the Restricted Jurisdiction by depositing money with or otherwise charging money in favour of a person incorporated outside the Restricted Jurisdiction on terms where such person directly or through an affiliate of such person in the Restricted Jurisdiction grants financial accommodation to the member of the Group incorporated in the Restricted Jurisdiction and such deposit must only be repaid if and to the extent such financial accommodation is repaid provided that the aggregate amount of Financial Indebtedness secured by Security created or permitted to subsist in reliance on this paragraph (xv) may not from time to time exceed EUR 200,000,000 (or its equivalent in any other currency/ies);

(xvi)	any Security over any assets located in the People's Republic of China securing Financial Indebtedness denominated in USD or Chinese Renminbi of members of the Group incorporated in the People's Republic of China not exceeding in aggregate the equivalent of EUR 350,000,000 (or its equivalent in any other currency/ies) at any time;

(xvii)	any Security granted pursuant to Clause 28.5 (Impaired Agent; No Facility Agent);

(xviii)	any Security created or subsisting to secure any counter-indemnity obligation of Target and/or any other member of the Target Group in respect of a guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution under the Target Facilities; or

(xix)	any other Security created or outstanding not otherwise falling within the exemptions set out in paragraphs (i) to (xvii) above, but only if and to the extent the aggregate principal amount secured by all Security created or outstanding in reliance on the exception contained in this paragraph (xix) does not at any time exceed EUR 300,000,000 (or its equivalent in any other currency/ies).

21.4	No change of distribution rules

The Company shall procure that the rules of distribution of profits (Gewinnverteilung) under its articles of association are not amended in a way detrimental to the Company, other than any change relating to the result pooling between the Company and E. Merck which is on arm's length terms and does not adversely prejudice the interests of the Lenders with respect to the Company's ability to perform its payment obligations under the Finance Documents.

21.5	Disposals
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) to dispose of all or any substantial part of its assets.

(b)	The prohibition in paragraph (a) above shall not apply to any disposal of an asset:

(i)	made in the ordinary course of business of the disposing entity;

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(ii)	made on arm's length terms and for fair market value;

(iii)	which constitutes a disposal of money, cash or cash equivalents for purposes not otherwise prohibited by this Agreement;

(iv)	which constitutes a disposal of obsolete or redundant assets;

(v)	made in the course of a solvent liquidation (other than of an Obligor) or any transaction permitted under Clause 21.6 (Merger/de-merger) involving any member of the Group and not otherwise prohibited under this Agreement;

(vi)	made by a member of the Group to another member of the Group;

(vii)	pursuant to a lease (Vermietung) of assets not required for the business of the lessor;

(viii)	in exchange for other assets similar or superior in value and type;

(ix)	required by law or any governmental authority or agency, including a disposal of assets made in compliance with mandatory requirements stipulated by, or any settlement or negotiated arrangement agreed with, competent antitrust authorities in connection with the approval process for any acquisition;

(x)	made with the prior written consent of the Majority Lenders;

(xi)	pursuant to and/or in connection with the funding of deferred compensation (Entgeltumwandlung), long term accounts (Arbeitszeit- bzw. Langzeitkonten), part time retirement (Altersteilzeit), long term incentive plans and, in each case, related obligations;

(xii)	pursuant to and/or in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension obligations of any member of the Group (commonly referred to as contractual trust arrangements) and/or pursuant to or in connection with pension fund arrangements, provided that the aggregate book value of assets disposed in reliance on this paragraph (xii) may not at any time exceed EUR 1,000,000,000 (or its equivalent in any other currency/ies); or

(xiii)	not falling within paragraphs (i) to (xii) above where the Net Proceeds of all disposals made in reliance on this paragraph (xiii) do not in aggregate exceed EUR 500,000,000 (or its equivalent in another currency/ies) in any financial year of the Company.

21.6	Merger/de-merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) complete any merger (Verschmelzung) or de-merger (Spaltung) within the meaning of the German Transformation Act (Umwandlungsgesetz), any similar transaction effected otherwise than in reliance on the provisions of the German Transformation Act or, in each case, any similar transaction under the laws of any jurisdiction other than Germany (each such merger or de-merger or similar transaction, a "Transformation"), other than:

(a)	any Transformation involving members of the Group only, provided that in the case of:

(i)	a merger involving the Company (in case it is the surviving entity) the Company retains or (in case it is not the surviving entity) the person with or into which the Company is merged and which is the new or surviving entity assumes (whether by operation of law of otherwise) all obligations of the Company under the Finance Documents; and

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(ii)	a de-merger involving the Company such de-merger does not result in the transfer of any of the rights and obligations of the Company under the Finance Documents to any other member of the Group;

(b)	any merger or similar transaction involving a person which is not a member of the Group provided that either:

(i)	the member of the Group involved is not the Company and survives such merger or similar transaction and the Company's direct or indirect shareholding in such member of the Group involved is not diluted as a result of such merger or similar transaction; or

(ii)	the person involved which is not a member of the Group survives the merger or similar transaction and becomes a member of the Group upon such merger or similar transaction taking effect and the Company upon the merger or similar transaction taking effect has a direct or indirect shareholding in such person which is not less than the direct or indirect shareholding of the Company in the member of the Group which has been the transferring entity or party to the merger or similar transaction, and further provided in each case that any temporary dilution which cannot be avoided under applicable laws shall be permitted if arrangements are in place at the time of completion of such merger or similar transaction ensuring that such dilution is reversed as soon as reasonably practicable after the completion of such merger or similar transaction;

(c)	any Transformation pursuant to the Acquisition;

(d)	any Transformation made with the prior written consent of the Majority Lenders; or

(e)	any de-merger relating to assets which are not material for the business of the Group.

21.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on at the date of this Agreement provided that if the Company or any other member of the Group should in the future cease to be active in one or more of the business fields (Geschäftsfelder) it is active in at the date of this Agreement this in itself shall not constitute such substantial change to the general nature of the business of the Company or the Group taken as a whole.

21.8	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain or be protected by insurances on and in relation to its business and assets with reputable underwriters or insurance companies where failure to do so is reasonably likely to have a Material Adverse Effect.

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21.9	Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required or desirable in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,

in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

21.10	Environmental claims

The Company shall promptly notify the Facility Agent of any claim made against, or any notice or other communication received by, any member of the Group in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, is reasonably likely to have a Material Adverse Effect.

21.11	Intercompany agreement
(a)	Each Obligor undertakes not to, and the Company shall procure that no member of the Group will, enter into any profit and loss transfer agreement (Ergebnisabführungsvertrag), any other intercompany agreement (Unternehmensvertrag), any silent partnership agreement (stille Beteiligung) or any similar arrangement (excluding, in each case and for the avoidance of doubt, any co-operation (including in respect of research and development), co-promotion, co-marketing and/or licensing agreements) having as a consequence that a person which is not a member of the Group shares in the profits of, or exercises control over any Obligor or any other member of the Group.

(b)	The restriction in paragraph (a) above shall not apply to any silent partnership agreement or similar arrangement entered into on an arm's length basis, provided that the total shares in profit of any member of the Group held by the relevant third parties under all such arrangements do not in aggregate exceed EUR 100,000,000 of the consolidated profits of the Group in any financial year of the Company.

21.12	Intellectual property

Each Obligor shall (and the Company shall ensure that each other member of the Group will) obtain, safeguard and maintain all material intellectual property rights necessary for the conduct of its business as conducted from time to time.

22.	Events of Default

Each of the events or circumstances set out in this Clause 22 (save for Clause 22.13 (Acceleration)) is an Event of Default. Without prejudice to the operation of the provisions of this Agreement, Section 490, first paragraph of the Civil Code shall not apply.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error;

(b)	or a Disruption Event;

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and payment is made within five (5) Business Days of its due date.

22.2	Other obligations
(a)	An Obligor does not comply with any provision of this Agreement other than those referred to in Clause 13.8 (FATCA Information) and Clause 22.1 (Non-payment) above, or any other material provision of any other Finance Document.

(b)	No Event of Default under this Clause 22.2 will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of the Facility Agent giving notice thereof to the Company or the Company becoming aware of the failure to comply.

22.3	Misrepresentation

Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made and is not remedied, if capable of remedy, within fifteen (15) Business Days of the earlier of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

22.4	Cross Default
(a)	Any Financial Indebtedness of any member of the Group (other than any member of the Target Group) which is not owed to another member of the Group is not paid when due and payable within any originally applicable grace period or is declared to be or otherwise becomes due and payable prior to its originally stated maturity as a result of an event of default (however described) (but excluding any event of default (however described) arising pursuant to the terms of any agreement relating to any Financial Indebtedness incurred by any member of the Group as a direct or indirect result of any event of default (however described) having arisen pursuant to the terms of any financing instrument of any member of the Target Group), unless in the case of a member of the Group other than an Obligor, the relevant Financial Indebtedness is paid within five (5) Business Days of being declared or otherwise becoming due and payable.

(b)	No Event of Default will occur under this Clause 22.4 if the aggregate principal amount of Financial Indebtedness falling within paragraph (a) above is less than EUR 200,000,000 (or its equivalent in any other currency/ies).

22.5	Adverse judgment

An enforceable judgment or order for the payment of an amount exceeding EUR 25,000,000 (or its equivalent in any other currency/ies) is rendered against any member of the Group and such judgment or order remains unsatisfied or no other steps preventing enforcement (Abwendung der Zwangsvollstreckung) have been successfully taken within thirty (30) Business Days thereafter.

22.6	Insolvency
(a)	A member of the Group incorporated under the laws of Germany or incorporated in another jurisdiction but having its centre of main interests for the purposes of the European Regulation on Insolvency Proceedings (EC Council Regulation 2015/848 of 20 May 2015) in Germany (each, a "German Entity") generally suspends making payments on its debts or announces an intention to do so, is over-indebted (überschuldet) or unable to pay its debts as they fall due (zahlungsunfähig), due to imminent illiquidity commences negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in Sections 17-19 of the German Insolvency Code (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens), or the board of directors (Geschäftsführung) of a German Entity is required by law to file for insolvency.

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(b)	The competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or institutes insolvency proceedings against a German Entity (Eröffnung eines Insolvenzverfahrens).

(c)	Any event analogous to any of the events referred to in paragraphs (a) and (b) above occurs in any jurisdiction other than Germany with respect to an Obligor, a Material Subsidiary or any member of the Group which is party to any Transaction Document (including BidCo) in each case which is not a German Entity.

22.7	Winding-up
(a)	Any member of the Group takes any corporate action, or other steps are taken or legal proceedings are started, for the winding-up of the business or assets of any member of the Group, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or of any of their respective business or assets, which (in the case of a member of the Group which is not an Obligor only), in the reasonable opinion of the Majority Lenders after consultation with the Group's auditors (if and to the extent practicable) may have a Material Adverse Effect on any Obligor's ability to perform its obligations under this Agreement.

(b)	Paragraph (a) above shall not apply to:

(i)	any solvent liquidation of a member of the Group which is not an Obligor; or

(ii)	any winding-up resulting from the implementation of any transaction contemplated in the German Transformation Act (Umwandlungsgesetz) or any similar transaction effected otherwise than in reliance on the provisions of the German Transformation Act or, in each case, any similar transaction under the laws of any jurisdiction other than Germany, not otherwise prohibited under this Agreement.

22.8	Creditors' process

Any attachment (Pfändung), sequestration (Zwangsverwaltung), distress (Beschlagnahme), or other execution (Zwangsvollstreckung) legal process (other than any prejudgment attachment (Arrest) or other execution legal process in respect of provisional relief (einstweiliger Rechtsschutz)) in relation to an aggregate obligation of at least EUR 25,000,000 (or its equivalent in any other currency/ies) affects any asset or assets of a member of the Group and is not discharged within thirty (30) Business Days.

22.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

22.10	Cessation of business

Any Obligor ceases to carry on its business.

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22.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents (including, for the avoidance of doubt, the obligations of the Company under the Guarantee contained in Clause 18 (Guarantee)).

22.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.13	Acceleration

Subject to Clause 4.4 (Certain Funds Period) and Clause 4.5 (Clean-up) on and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel (kündigen) the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare (kündigen) all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare (kündigen) this Agreement in whole or in part terminated, while allowing a certain period for the Loans to become due and payable.

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SECTION 9

CHANGES TO PARTIES

23.	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, any Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations, under the Finance Documents to another bank or a financial institution (the "New Lender").

23.2	Company consent
(a)	The consent of the Company is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is:

(i)	to any bank or financial institution referred to in clause 6.2 (Syndication) of the Syndication and Fees Letter;

(ii)	to another Lender or an Affiliate of a Lender;

(iii)	at any time prior to the end of the Certain Funds Period made at a time when a Major Default has occurred and is continuing; or

(iv)	at any time after the end of the Certain Funds Period, made at a time when an Event of Default has occurred and is continuing.

(b)	After the end of the Certain Funds Period the consent (if required) of the Company to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) to a bank or financial institution with a long-term credit rating of Baa3 or an equivalent rating assigned at the time the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect to the bank or financial institution by Moody's, Standard and Poor’s or Fitch must not be unreasonably withheld or delayed, provided that the Company will be deemed to have given its consent five (5) Business Days after the request of a Lender has become effective pursuant to Clause 30 (Notices) unless consent is expressly refused by the Company within that time.

23.3	Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)
(a)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

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(ii)	performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulation in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(c)	Unless the Company and the Facility Agent agree otherwise or an Event of Default has occurred and is continuing, any assignment or transfer by an Existing Lender to a New Lender of part of a Commitment or rights and obligations under the Finance Documents shall only be effective if it is for a minimum aggregate amount of USD 10,000,000.

(d)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, the assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, the assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.4	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) (other than any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) effected in connection with primary syndication) takes effect, pay to the Facility Agent (for its own account) a fee of USD 3,500.

23.5	Change of Facility Office fee

The Lender shall, on the date upon which a change of Facility Office takes effect, pay to the Facility Agent (for its own account) a fee of USD 3,500.

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23.6	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.7	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)
(a)	Subject to the conditions set out in Clause 23.2 (Company consent) and Clause 23.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.11 (Pro-rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be lost (being the "Terminated Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Terminated Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Facility Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall grant the same powers of attorney to the Facility Agent as it had granted had the New Lender been an Original Lender; and

(v)	the New Lender shall become a Party as a "Lender".

23.8	The Register
(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 30.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) and each Increase Confirmation delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Facility Agent shall provide the Obligors with a copy of the Register within 5 Business Days of request.

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(b)	Each Party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 23.8 without any further consent of, or consultation with, such Party.

(c)	The Facility Agent shall, upon request by an Existing Lender (as defined in Clause 23.1 (Assignments and transfers by the Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

23.9	Copy of Transfer Certificate or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

23.10	Security over Lender's rights
(a)	In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), except that no such assignment, charge, pledge or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 23.2 (Company consent), Clause 23.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and Clause 23.4 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee), and the provisions set out in Clause 35 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a) above.

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(d)	Any Lender may disclose such Confidential Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

23.11	Pro-rata interest settlement
(a)	If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.11 references to "Interest Period" shall be construed to include reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	Changes to the Obligors

24.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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24.2	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

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SECTION 10

THE FINANCE PARTIES

25.	Role of the Facility Agent and the Mandated Lead Arrangers

25.1	Appointment of the Facility Agent
(a)	Each other Finance Party appoints the Facility Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party hereby exempts the Facility Agent from the restrictions pursuant to section 181 of the Civil Code and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Facility Agent accordingly.

25.2	Instructions
(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Facility Agent
(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(c)	Without prejudice to Clause 23.9 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)	The Facility Agent shall provide to the Company within ten (10) Business Days of a request by the Company (but no more frequently than once per calendar quarter), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

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25.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Facility Agent or any Mandated Lead Arranger as a trustee (Treuhänder) of any other person. Neither the Facility Agent nor the Mandated Lead Arrangers have any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Facility Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Facility Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions
(a)	The Facility Agent:

(i)	may rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders, has not been exercised; and

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(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor a Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Responsibility for documentation

Neither the Facility Agent nor any of the Mandated Lead Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause pursuant to section 328 paragraph 1 of the Civil Code (echter berechtigender Vertrag zugunsten Dritter).

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(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

25.11	Lenders' indemnity to the Facility Agent

Each Lender shall (in the proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates incorporated in the European Union as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent incorporated in the European Union.

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(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent incorporated in the European Union.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation notice of any of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(f)	Upon the appointment of a successor Facility Agent, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require the Facility Agent to resign in accordance with paragraph (b) above, provided that, at any time the Facility Agent is an Impaired Agent, the notice period provided for in paragraph (b) above does not apply and may be replaced by any shorter notice determined by the Majority Lenders). In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

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25.13	Confidentiality
(a)	The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and that Facility Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders
(a)	Subject to Clause 23.11 (Pro-rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii)) of Clause 30.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of the Information Package and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, after the end of the Certain Funds Period deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.17	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.17 pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

25.18	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 25.17 (Role of Reference Banks), Clause 34.3 (Other exceptions) and Clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

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(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	Sharing among the Finance Parties

27.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).

27.3	Recovering Finance Party's rights
(a)	On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments) the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is due and payable upon notification by the Facility Agent to the Company and the relevant Obligor that and to whom such amount is payable with reference to this paragraph (b). The application of this paragraph (b) shall in no event result in an increase of the obligations in aggregate of any Obligor.

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27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights under Clause 27.3 (Recovering Finance Party's rights) shall be cancelled and that Recovering Finance Party shall re-assign to each other relevant Finance Party any claims assigned to it pursuant to paragraph (a) of Clause 27.3 (Recovering Finance Party's rights).

27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

28.	Payment Mechanics

28.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank in the US, any Participating Member State or the United Kingdom as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank in the US, any Participating Member State or the United Kingdom as that Party may notify to the Facility Agent.

28.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Facility Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and

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(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Agent; No Facility Agent
(a)	If, at any time, the Facility Agent becomes an Impaired Agent or has resigned in accordance with Clause 25.12 (Resignation of the Facility Agent) and no successor Facility Agent has been appointed, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 28.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 25.12 (Resignation of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

(iii)	give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

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28.6	Partial payments
(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

28.8	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum (other than interest) under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account
(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in the Base Currency shall be paid in the Base Currency.

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(f)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.	Set-Off

Subject to Clause 4.4 (Certain Funds Period) a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 of the Civil Code) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Mandated Lead Arranger, each Lender and the other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

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30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the other Obligors. For that purpose each Obligor (other than the Company) appoints the Company as its agent of receipt (Empfangsvertreter).

30.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Facility Agent shall notify the other Parties.

30.5	Communication when Facility Agent is Impaired Agent; No Facility Agent

If the Facility Agent is an Impaired Agent or has resigned in accordance with Clause 25.12 (Resignation of the Facility Agent) and no successor Facility Agent has been appointed, the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent or there is no Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

30.6	Electronic communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

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(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.6.

(e)	For the avoidance of doubt, this Clause 30.6 also applies in relation to any communication made between the Facility Agent (for itself or any other Finance Party) and any Obligor (for itself or any other Obligor) under or in connection with the Finance Documents.

(f)	Unless a contrary indication appears, this Clause 30.6 also applies where a Finance Document explicitly provides for a written communication.

30.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English, or in relation to the corporate documents referred to in Schedule 2 (Conditions Precedent) in German and/or their original language;

(ii)	if not in English and not a corporate document referred to in Schedule 2 (Conditions Precedent) and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	Calculations and Certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall constitute prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

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32.	Partial Invalidity and Unintentional Gaps
(a)	The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

(b)	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and Waivers

34.1	Required consents
(a)	Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Obligors and the Majority Lenders and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	Paragraph (c) of Clause 23.11 (Pro-rata interest settlement) shall apply to this Clause 34.

34.2	All Lender matters
(a)	Subject to Clause 34.4 (Replacement of Screen Rate), an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

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(v)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrowers other than in accordance with Clause 24 (Changes to the Obligors) or a change of the Guarantor or the release of the Guarantor from its obligations;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.4 (Finance Parties' rights and obligations), Clause 8.1 (Illegality), Clause 8.2 (Change of control) and Clause 23 (Changes to the Lenders), this Clause 34, Clause 37 (Governing Law) or Clause 38 (Enforcement); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee), shall not be made without the prior consent of all the Lenders.

34.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Mandated Lead Arrangers, or the Underwriters or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Facility Agent, that Mandated Lead Arranger, that Underwriter or that Reference Bank, as the case may be.

34.4	Replacement of Screen Rate
(a)	Subject to Clause 34.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

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(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 34.4:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

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(ii)

(A)

1.	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

2.	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent,

3.	provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(iii)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 30 days; or

(iv)	in the opinion of the Majority Lenders and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

34.5	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

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(b)	For the purposes of this Clause 34.5, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.7	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days' prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitments of the Lender in relation to Facility A and Facility B, to a Lender or other bank or financial institution (each of which shall not be a member of the Group) (a "Replacement Lender") selected by the Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.11 (Pro-rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

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(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall the Defaulting Lender (or its Affiliate) be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender (or its Affiliate) pursuant to the Finance Documents; and

(iv)	the Defaulting Lender (and its Affiliate) shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

The Defaulting Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

35.	Confidential Information

35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 23.10 (Security over Lender's rights) or Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)	to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.10 (Security over Lender's rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company, in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

35.3	Entire Agreement
(a)	This Clause 35 and Clause 23.10 (Security over Lender's rights) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information, provided that the terms of any previous agreement, whether express or implied, regarding Confidential Information (other than any Confidentiality Undertaking), shall remain unaffected.

(b)	Each Obligor acknowledges that subsequent to the public announcement of the Acquisition the obligations of the Mandated Lead Arrangers and Original Lenders under the Finance Documents regarding Confidential Information

(i)	which was permitted to be disclosed to potential lenders (in their capacity as such) and has effectively been disclosed to potential lenders generally (in their capacity as such) during primary syndication; or

(ii)	which has been obtained by a Lender (in its capacity as such) under this Agreement after signing of this Agreement, shall exclusively be governed by this Clause 35, other than paragraph (a) of this Clause 35.3 to the extent it relates to the continued application of the terms of any previous agreement.

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35.4	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.6	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the later of the date on which such Finance Party otherwise ceases to be a Finance Party and the date of consummation of the Acquisition.

36.	Confidentiality of Funding Rates and Reference Bank Quotations

36.1	Confidentiality and disclosure
(a)	The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 9.6 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

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(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Facility Agent's obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.6 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related obligations
(a)	The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

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(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 36.

36.3	No Event of Default

No Event of Default will occur under Clause 22.2 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 36.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Federal Republic of Germany.

38.	Enforcement

38.1	Jurisdiction

The courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

38.2	Waiver of Jury Trial

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Schedule 1

The Original Lenders

Name of Original Lender	Facility A Commitment (USD)	Facility B Commitment (USD)
Bank of America, N.A., London Branch	1,340,000,000	760,000,000
BNP Paribas Fortis NV/SA	1,340,000,000	760,000,000
Deutsche Bank AG Filiale Luxemburg	1,340,000,000	760,000,000
Total	4,020,000,000	2,280,000,000

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Schedule 2

Conditions Precedent

1.	Corporate documents of the Obligors

(a)	A copy of the articles of association (Satzung) of the Company and the articles of association (Gesellschaftsvertrag) of Merck Financial Services.

(b)	An up-to-date printout (einfacher Ausdruck) from the competent commercial register (Handelsregisterausdruck) of each Obligor and a list of shareholders (Gesellschafterliste) of Merck Financial Services.

(c)	A certificate from the Company's general counsel confirming that all corporate and other action (including the adoption of board or shareholders' resolutions and/or the granting of board and/or shareholders' consents) required to authorise the entry into, delivery and performance of the Finance Documents by the Company and/or Merck Financial Services has been taken as at the time the relevant Finance Document was entered into and that any such authorisation continues to be in full force and effect.

(d)	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by any of the Obligors under or in connection with the Finance Documents.

(e)	A certificate of an authorised signatory / authorised signatories of the Company certifying that each copy document relating to it specified in paragraphs (a), (b) and (d) of item 1 of this Schedule 2 is correct, complete, up to date and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate of an authorised signatory / authorised signatories of Merck Financial Services certifying that each copy document relating to it specified in paragraphs (a), (b) and (d) of item 1 of this Schedule 2 is correct, complete, up to date and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	A copy of the Syndication and Fees Letter executed by the Company and the Borrower.

(b)	A copy of the Agency Fee Letter executed by the Company.

3.	Legal opinions

(a)	A customary legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers to the Mandated Lead Arrangers in Germany as to the validity of this Agreement.

(b)	A customary legal opinion of Linklaters LLP, legal advisers to the Company in Germany, as to capacity, authority (in respect of capacity and authority relying on the in-house certificate referred to in paragraph (c) of item 1 (Corporate Documents of the Obligors) above) and due execution in respect of this Agreement.

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4.	Acquisition related documents and evidence

4.1	In case a Merger Agreement is signed prior to the date the Acquisition has been consummated through a Tender Offer (if any):

(a)	a copy of the executed Merger Agreement, provided that such Merger Agreement shall irrespective of its content be deemed satisfactory in form and substance to the Facility Agent; and

(b)	a certificate from the Company confirming that the executed Merger Agreement provides for the following “Xerox” provisions:

(i)	no Lender or any of its affiliates shall have any liability to Target or its affiliates, in connection with this Agreement, such Merger Agreement or any of the transactions contemplated thereby;

(ii)	exclusive venue (any litigation relating to the debt financing to be brought only in New York;

(iii)	waiver of jury trial;

(iv)	lenders to be express third party beneficiaries of the above provisions, and

(v)	provisions of which Lenders are express third party beneficiaries cannot be amended or modified in a manner materially adverse to the rights of any Lender without the prior written consent of such Lender, it being understood and agreed that provisions substantially consistent with the provisions contained in Section 10.15 of the Agreement and Plan of Merger between Target and Entegris, Inc. dated as of 27 January 2019, that was filed with the US Securities and Exchange Commission as Exhibit 2.1 to Entegris Inc.’s Current Report on Form 8-K on January 29, 2019 shall be deemed to satisfy the foregoing requirements.

(c)	a certificate from the Company confirming that all conditions to closing of the Acquisition, as specified in such Merger Agreement, other than those that by their nature or the terms of such Merger Agreement are to be satisfied at such closing and other than payment of the relevant consideration, have been (if and to the extent that any such condition relates to any member of the Target Group only, to the knowledge of the Company), met or waived, it being understood that any such waiver shall not be required to be in writing.

4.2	In case the Acquisition is effected pursuant to the consummation of a Tender Offer:

(a)	a copy of the Tender Offer Document, provided that such Tender Offer Document shall irrespective of its content be deemed satisfactory in form and substance to the Facility Agent; and

(b)	a certificate from the Company confirming that the Company has publicly announced or intends to publicly announce that all conditions to the Tender Offer set forth in the Tender Offer Document have been satisfied or waived on or prior to the acceptance of shares for purchase in the Tender Offer.

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5.	Other documents and evidence

(a)	Copies of the Original Financial Statements of each Obligor, provided that such Original Financial Statements shall irrespective of their content be deemed satisfactory in all respects to the Facility Agent if they are in customary form.

(b)	A list of the Material Subsidiaries of recent date, but in any case not dated earlier than as of 31 December 2018.

(c)	Evidence that the fees, costs and expenses then due from the Company under this Agreement and any other Finance Document have been paid or will be paid by the first Utilisation Date.

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Schedule 3

Forms of Request and Selection Notice

Part I

Form of Utilisation Request

From:	[Borrower]

To:	[Facility Agent]

Dated:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Facility to be utilised:	Facility [[A]/[B]]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[[USD]/[Euro]] [ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	Our payment instructions are: [ ]

4.	We confirm that the Repeating Representations as defined in the Facilities Agreement are true and correct in all material respects as of the date hereof and that all other conditions specified in Clause [[4.4 (Certain Funds Period)]/[Clause 4.2 (Further conditions precedent)]][1] are satisfied as at the date hereof.

5.	This Utilisation Request is irrevocable.

6.	This Utilisation Request is governed by German law.

Yours faithfully

authorised signatory/ies for and on behalf of

[name of relevant Borrower]

[1]	Delete as appropriate.

122

Part II

Form of Selection Notice

From:	[Borrower]

To:	[Facility Agent], as Facility Agent

Dated:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [[A]/[B]][2] Loan[s] denominated in [[USD]/[Euro]][3] with an Interest Period ending on [ ].

3.	[We request that the above Facility [[A]/[B]][4] Loan[s] be divided into [ ] Facility [[A]/[B]][5] Loans with the following amounts and Interest Periods:

[                   ].]

or

[We request that the above Facility [[A]/[B]]6 Loan[s] be consolidated into one Loan with the following aggregate amount and Interest Period:

[                   ].]

or

[We request that the next Interest Period for the above Facility [[A]/[B]]7 Loan[s] is [                   ].]8

4.	We request that the above Facility [A/B] Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the Optional Currency][9]. As this results in a change of currency we confirm that each condition specified in the Facilities Agreement which must be satisfied on the date of this Selection Notice is so satisfied. [Amounts payable as a result of the change in currency should be credited to [account].]

5.	We confirm that the Repeating Representations are true and correct in all material respects on the date of this Selection Notice as if made by reference to the facts and circumstances existing on the date hereof.

[2]	Delete as applicable.
[3]	Delete as applicable.
[4]	Delete as applicable.
[5]	Delete as applicable.
[6]	Delete as applicable.
[7]	Delete as applicable.
[8]	Insert as applicable.
[9]	Delete as applicable.

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6.	This Selection Notice is irrevocable.

7.	This Selection Notice is governed by German law.

Yours faithfully

authorised signatory/ies for and on behalf of

[name of relevant Borrower]

124

Schedule 4

Form of Transfer Certificate

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and

[The New Lender] (the "New Lender")

Date:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) and in accordance with Clause 23.7 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Facilities Agreement all of the Existing Lender's rights and obligations under the Facilities Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.6 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the Civil Code and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 25.1 (Appointment of the Facility Agent).

5.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender].[10]

[10]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

125

6.	Any transfer contemplated in this Transfer Certificate is subject to the consent of Merck KGaA, if required as at the Transfer Date pursuant to paragraph (a) of Clause 23.2 (Company consent) of the Facilities Agreement.

7.	This Transfer Certificate is governed by German law and the parties submit to the non-exclusive jurisdiction of the courts in Frankfurt am Main.

8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

126

Schedule to the Transfer Certificate

Commitment/rights and obligations to be assigned and transferred by assumption of contract (Vertragsübernahme)

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[If Transfer is only in part, please specify the Commitments to be transferred and all participations in all Loans to be transferred. Please note that under German law these details are necessary to ensure a valid transfer]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

[Facility Agent]

By:

127

Schedule 5

Form of Receipt Notice

To:	[ ] as Facility Agent

From:	[Borrower]

Date:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Receipt Notice. Terms defined in the Facilities Agreement have the same meaning in this Receipt Notice unless given a different meaning herein.

2.	We hereby notify you that we have received Available Net Proceeds. The Receipt Date was [insert Receipt Date]. The [USD]/[Euro] Proceeds Amount is [insert [USD]/[Euro] Proceeds Amount].

3.	We wish to prepay the following Facility A Loans: [_____].

4.	This Receipt Notice is governed by German law.

Yours faithfully

[Borrower]

128

Schedule 6

Form of Resignation Letter

To:	[ ] as Facility Agent

From:	[Resigning Borrower] and Merck KGaA (the "Company")

Date:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning herein.

2.	Pursuant to Clause 24.2 (Resignation of a Borrower) of the Facilities Agreement we request that [Resigning Borrower] (the "Resigning Borrower") be released from its obligations as a Borrower under the Facilities Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	the Resigning Borrower is under no actual or contingent obligations as a Borrower under any Finance Document.

4.	This Resignation Letter is governed by German law.

Yours faithfully

authorised signatory/ies for and on behalf of	authorised signatory/ies for and on behalf of

[Resigning Borrower]	Merck KGaA

129

Schedule 7

Form of Extension Notice

To:	[Facility Agent] as Facility Agent

From:	Merck KGaA (the "Company")

Date:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Extension Notice. Terms defined in the Facilities Agreement have the same meaning in this Extension Notice unless given a different meaning in this Extension Notice.

2.	We wish to exercise the Extension Option in accordance with paragraph [[(a)]/[(b)]] of Clause 7.2 (Extension Option) of the Facilities Agreement in relation to:

(a)	the following [Facility A Loan[s]]/[a part of the following Facility A Loan[s] in an amount of [ ]] outstanding on the date of this Extension Notice:

[Insert details of Facility A Loan(s)].

(b)	Facility A Loan(s) in an aggregate amount of up to [ ] the Utilisation Date of which would fall within the Availability Period but on or after the date of this Extension Notice.

3.	This Extension Notice is irrevocable.

4.	This Extension Notice is governed by German law.

Yours faithfully

authorised signatory/ies for and on behalf of
Merck KGaA

130

Schedule 8

Existing Security

Name of member of the Group creating/permitting to subsist Security	Details of Security	Maximum principal amount of Financial Indebtedness secured
N/A	N/A	N/A

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Schedule 9

Timetable

"D -" refers in each case to the number of Business Days before the relevant Utilisation Date.

Timetable

	Loans in United States Dollars	Loans in euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-3 11:00 a.m.	D-3 11:00 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)		D-3 (or, where the request is given no later than 9 a.m. on the second Business Day before the relevant Utilisation Date in reliance on Clause 5.1 (Delivery of a Utilisation Request) D-2) 12:00 p.m.

Facility Agent determines amount of Loan in the Optional Currency and notifies the Lenders of that Loan, each in accordance with Clause 6.2 (Change of currency)		D-3 12:00 p.m.

LIBOR or EURIBOR (as applicable) is fixed	Quotation Day as of 11:00 a.m. (London time)	Quotation Day as of 11:00 a.m. (Brussels time)

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 11.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day	Quotation Day 11:30 a.m. (Brussels time)

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Schedule 10

Reservations

1.	Germany

1.1	The obligations expressed to be assumed under the Finance Documents are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

1.2	Any enforcement of the Finance Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

1.3	General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms, or unenforceable.

1.4	Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

1.5	Any provision in the Finance Documents providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

1.6	Any provision in the Finance Documents stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

1.7	Where under the provisions of the Finance Documents any party is vested with a discretion or may determine a matter in its opinion, the laws of Germany may require that such a discretion is exercised reasonably or that such opinion is based on reasonable grounds.

1.8	If a German court considers it impossible or unduly burdensome for an obligation to be performed the debtor is discharged from performing such obligation; the debtor may however be held liable for damages.

1.9	There is no final precedent in Germany for holding telefax or electronic communications legal, valid and binding in all circumstances; however, where there are no particular legal requirements as to the form, the German Federal Supreme Court has held that any telefax communication actually received by the addressee will be deemed validly given.

1.10	As regards payments made by a German resident to a non-resident, a notification has to be made to Deutsche Bundesbank for statistical purposes pursuant to Section 67 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation, but will neither affect the validity or enforceability of this Agreement nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment.

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1.11	If a shareholder of a German GmbH (Gesellschaft mit beschränkter Haftung) has granted a loan to the GmbH the claim for repayment of such loan will be subordinated as a matter of statutory law in insolvency proceedings over such GmbH's assets. The same rule applies in connection with other economically equivalent payment claims of the shareholder against the company. Under certain circumstances this may also apply to a third party if such third party has a certain degree of control over the management of the GmbH which puts it in a shareholder-like position.

These principles will, in principle, apply mutatis mutandis to a partnership limited by shares (Kommanditgesellschaft auf Aktien) and to third parties having the above-described degree of control over the management of a partnership limited by shares.

1.12	If and to the extent that a claim of a Finance Party against an Obligor were to be construed to constitute a shareholder loan pursuant to the criteria set out in item 11 above, any payment by that Obligor on such claim effected within one year prior to the application for the opening of insolvency proceedings would be subject to claw-back by the insolvency receiver.

1.13	Pursuant to Section 489 of the Civil Code any borrower may repay a loan facility with a variable interest rate at any time with three months' notice and may repay any loan facility with a fixed interest rate (in whole or in part) at the end of each period for which the interest is fixed, in each case without having to pay prepayment or breakage costs.

1.14	Within the scope of Section 354a of the German Commercial Code, an assignment of monetary claims which are governed by German law would be valid even where the Facilities Agreement states that a claim shall not be assignable. This does, however, not apply to claims under a loan agreement where the creditor is a credit institution (Kreditinstitut) within the meaning of the German Banking Act (Kreditwesengesetz).

1.15	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation be unenforceable in Germany by reason of Section 2 (b) of Article VIII of the International Monetary Fund Agreement.

2.	United States of America

2.1	The obligations expressed to be assumed under any Merger Agreement are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors' rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

2.2	Any provision contained in any Merger Agreement relating to any indemnification, contribution, exculpation, release or waiver may be contrary to public policy or violative of US federal or state securities laws, rules or regulations and unenforceable.

2.3	Any provision contained in any Merger Agreement purporting to prohibit, restrict or condition the assignment of rights under such Merger Agreement may be ineffective pursuant to the Uniform Commercial Code and unenforceable.

2.4	Any provision contained in any Merger Agreement that purports to, or has the effect of, waiving any statute of limitations, may not be enforceable.

134

2.5	Irrespective of the agreement of the parties to any Merger Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes.

2.6	Any provision contained in any Merger Agreement providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under such Merger Agreement from a court judgment may not be enforceable.

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Schedule 11

Form of Confidentiality Undertaking

[Letterhead of Existing Lender]

To:	[insert name of potential Lender]

Dear Sirs

USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated 25 March 2019 between, inter alia, Merck KGaA as the Company and Deutsche Bank Luxembourg S.A. as the Facility Agent (the "Facilities Agreement")

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Definitions

In this letter (including the acknowledgement set out below):

"Company" means Merck KGaA;

"Confidential Information" means any information relating to the Company, the Group, the Target, the Target Group and/or the Facility provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with either us or the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Facility" means each or any of the term loan facilities made available by certain financial institutions to certain members of the Group on the terms set out in the Facilities Agreement;

"Group" means the Company and each of its affiliated companies (as defined in section 15 of the German Stock Corporation Act (Aktiengesetz));

"Participant Group" means you and each of your affiliated companies (as defined in section 15 of the German Stock Corporation Act (Aktiengesetz));

"Permitted Purpose" means considering and evaluating whether to participate in the Facility;

“Target” means Versum Materials, Inc.; and

“Target Group” means Target and each of its affiliated companies (as defined in section 15 of the German Stock Corporation Act (Aktiengesetz)).

136

2.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 3 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions are taking place or have taken place between us in relation to the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 3(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

3.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)

(i)	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(ii)	with the prior written consent of us and the Company.

4.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 3(b) or upon becoming aware that the Confidential Information has been disclosed in breach of this letter.

5.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 3(b) above.

137

6.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to the Facilities Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 3 above (other than sub-paragraph 3(a)) or which, pursuant to paragraph 5 above, are not required to be returned or destroyed).

7.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

8.	No Waiver; Amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

9.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

138

10.	Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Germany and the parties submit to the exclusive jurisdiction of the district courts of Frankfurt am Main.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Existing Lender]

To:	[Existing Lender]

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

139

Schedule 12

Form of Increase Confirmation

To:	[ ] as Facility Agent and Merck KGaA as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:	[ ]

Dear Sirs

Merck KGaA – USD 6,300,000,000 syndicated dual currency term loan facilities agreement dated
25 March 2019 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Increase Confirmation. Terms defined in the Facilities Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.3 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of Clause 2.3 (Increase).

8.	The Increase Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the Civil Code and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 25.1 (Appointment of the Facility Agent).

9.	The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender].[11]

10.	This Increase Confirmation is governed by German law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

[11]	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

140

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent and the Increase Date is confirmed as [                   ].

Facility Agent

By:

141

Signatures

The Company, the Borrower and the Guarantor

MERCK KGAA

/s/ Dr. Stefan Fandel	/s/ Sonja Hilge
By: Dr. Stefan Fandel	By: Sonja Hilge

Address:	Frankfurter Straße 250 D-64293 Darmstadt Germany

Attention:	Mr Rando Bruns / Mr Tim Nielsen

Fax No:	+49 6151 72 6570 / +49 6151 72 8680

The Borrower

MERCK FINANCIAL SERVICES GMBH

/s/ Rando Bruns	/s/ Jörg Bermüller
By: Rando Bruns	By: Jörg Bermüller

Address:	Frankfurter Straße 250 D-64293 Darmstadt Germany

Attention:	Mr Rando Bruns

Fax No:	+49 6151 72 3435

142

The Mandated Lead Arrangers

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY

/s/ Scot P Mitchell
By:	Scot P Mitchell, Managing Director	By:

BNP PARIBAS FORTIS NV/SA

/s/ Nicolas Rabier		/s/ David Peythieu
By:	Nicolas Rabier, Managing Director	By:	David Peythieu, Corporate Acquisition Finance

DEUTSCHE BANK AG

/s/ Tanja Engelbrecht		/s/ Markus Feyerabend
By: Tanja Engelbrecht		By: Markus Feyerabend

143

The Underwriters

BANK OF AMERICA, N.A., LONDON BRANCH

/s/ David Pepper
By: David Pepper		By:

BNP PARIBAS FORTIS NV/SA

/s/ Nicolas Rabier		/s/ David Peythieu
By:	Nicolas Rabier, Managing Director	By:	David Peythieu, Corporate Acquisition Finance

DEUTSCHE BANK AG FILIALE LUXEMBURG

/s/ Marlene Heinemann		/s/ Sven Walther
By: Marlene Heinemann		By: Sven Walther

144

The Original Lenders

BANK OF AMERICA, N.A., LONDON BRANCH

/s/ Sharon Pandji
By: Sharon Pandji		By:

BNP PARIBAS FORTIS NV/SA

/s/ Nicolas Rabier		/s/ David Peythieu
By:	Nicolas Rabier, Managing Director	By:	David Peythieu, Corporate Acquisition Finance

DEUTSCHE BANK AG FILIALE LUXEMBURG

/s/ Marlene Heinemann		/s/ Sven Walther
By: Marlene Heinemann		By: Sven Walther

145

The Facility Agent

DEUTSCHE BANK LUXEMBOURG S.A.

/s/ Marina Sinn-Conrad	/s/ Jörg Frahs
By: Marina Sinn-Conrad	By: Jörg Frahs

Address:	2, Boulevard Konrad Adenauer, 1115 Luxembourg, Luxembourg

Attention:	Jörg Frahs / Marina Sinn-Conrad

Fax No:	+352 42122 955780 / +352 42122 959650

Tel. No:	+352 42122 5780 / +352 42122 9650

Email:	joerg.frahs@db.com / marina.sinn-conrad@db.com

146